EXHIBIT 2.1
EXECUTION COPY
AGREEMENT AND PLAN OF MERGER
among
TAYLOR MADE GOLF COMPANY, INC.,
PHX ACQUISITION CORP.
and
ASHWORTH, INC.
Dated as of October 13, 2008

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INDEX OF DEFINED TERMS

Definition	Location
$9.11
409A Plan	4.11(j)
Acceptable Confidentiality Agreement	6.4(f)(i)
Acquired Companies	4.1(a)
Acquired Company	4.1(a)
Acquired Company Contract	4.15(a)
Acquisition Proposal Action	8.3(c)(i), 6.4(f)(ii) 4.9
Adjustment Date	1.1(d)
Adverse Recommendation Change	6.4(d)
Affiliate	9.3(a)
Agreement Alternative Acquisition Agreement	Preamble 6.4(d)
Antitrust Law	6.7(f)
Book-Entry Shares	3.3(b)
Business Day	9.3(b)
Callaway License Agreement	4.1(a)
Certificate of Merger	2.3
Certificates	3.3(b)
Closing	2.2
Closing Date	2.2
Code	3.4
Company Company Board Company Constituent Documents	Preamble Recitals 4.1(b)
Company Disclosure Letter Company Employee	Article IV 6.8(a)
Company Equity Plans	3.2(a)
Company Financial Statements	4.5(a)
Company IP	4.18(a)
Company Option Plans	4.2(c)
Company Options	4.2(c)
Company Plans	4.11(a)
Company SEC Documents	4.5(a)
Company Stock Option	3.2(a)
Company Stockholder Approval	4.3
Company Stockholders Meeting	6.5(b)
Confidentiality Agreement	6.6(b)
Contract	4.4(a)
control	9.3(c)
controlled	9.3(c)
controlled by	9.3(c)
Costs	6.10(a)
DGCL	2.1
Dissenting Shares	3.5
DOJ	6.7(b)
dollars	9.11
Effective Time	2.3
Environmental Laws Environmental Permits ERISA	4.13(c)(i) 4.13(c)(ii) 4.11(a)
ERISA Affiliate	4.11(a)
Excess Liabilities Exchange Act	1.1(d)(z) 1.1(a)
Foreign Antitrust Laws	4.4(b)
FTC	6.7(b)

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Definition	Location
GAAP	4.5(b)
Governmental Entity	4.4(b)
HSR Act	4.4(b)
Indemnified Parties	6.10(a)
Independent Directors	1.4(c)
Intellectual Property	4.18(c)
IRS	4.11(b)
knowledge	9.3(d)
KSA	1.3(b)
Law	4.4(a)
Liabilities Threshold Liens	1.1(d)(x) 4.2(a)
Material Adverse Effect	4.1(a)
Material Contract	4.15(a)
Materials of Environmental Concern Merger Merger Consideration	4.13(c)(iii) Recitals 3.1(a)
Merger Sub Offer Offer Conditions	Preamble Recitals 1.1(a)
Offer Documents	1.2
Offer Price Offer to Purchase	Recitals 1.2
Outside Date	1.1(b)
Outstanding Liabilities Parent Parent Disclosure Letter Parent Material Adverse Effect	1.1(d)(y) Preamble Article V 5.1(a)
Paying Agent	3.3(a)
Payment Fund	3.3(a)
Permits	4.10
Permitted Liens	4.17(a)
Person	9.3(e)
Personnel	4.11(a)
Proxy Statement	4.7
Real Property Leases	4.17(b)
Representatives	6.4(b)
Rights Agreement Schedule 14D-9	Recitals 1.3(b)
Schedule TO	1.2
SEC	1.1(b)
Securities Act	4.5(a)
Shares SOX	Recitals 4.5(d)
Stockholder Tender Agreements Subsequent Offering Period	Recitals 1.1(b)
Subsidiary	9.3(f)
Superior Proposal Surviving Corporation	6.4(f)(iii) 2.1
Tax Returns Taxes Termination Fee Top-Up Closing	4.14(r)(ii) 4.14(r)(i) 8.3(c)(ii) 1.5(c)
Top-Up Option	1.5(a)
Top-Up Shares	1.5(a)
under common control with	9.3(c)
Unvested Restricted Stock Grant	3.2(b)
US$	9.11

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AGREEMENT AND PLAN OF MERGER
     THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of October 13, 2008, is by and among TAYLOR MADE GOLF COMPANY, INC., a Delaware corporation (“Parent”), PHX ACQUISITION CORP., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and ASHWORTH, INC., a Delaware corporation (the “Company”).
RECITALS
     WHEREAS, it is proposed that Merger Sub shall commence a tender offer (the “Offer”) to purchase all of the outstanding shares of common stock, par value $0.001 per share, of the Company (“Shares”), at a price per Share of one dollar and ninety cents ($1.90) net to the selling Company stockholders in cash, as may be adjusted pursuant to Section 1.1(b) and Section 1.1(d) (such amount or any greater amount per Share as may be paid pursuant to the Offer, the “Offer Price”), on the terms and subject to the conditions set forth herein;
     WHEREAS, the parties intend that, following the consummation of the Offer, Merger Sub shall be merged with and into the Company, with the Company surviving that merger, on the terms and subject to the conditions set forth herein (the “Merger”);
     WHEREAS, the Boards of Directors of Parent and Merger Sub have each unanimously approved this Agreement and declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement;
     WHEREAS, the Board of Directors of the Company (the “Company Board”) has, subject to the terms and conditions of this Agreement, (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including the Offer and the Merger and (iii) resolved and agreed to recommend that the Company’s stockholders accept the Offer, tender their Shares pursuant to the Offer and adopt this Agreement;
     WHEREAS, to induce Parent and Merger Sub to enter into this Agreement, and as a condition to their doing so, Parent is simultaneously entering into stockholder tender agreements (collectively, the “Stockholder Tender Agreements”) with certain of the Company’s directors and executive officers legally or beneficially owning Shares, and certain investment funds that own Shares, pursuant to which such stockholders are, among other things, agreeing to (i) tender all of such stockholders’ Shares in the Offer upon the conditions and terms specified therein, and (ii) certain restrictive covenants; and
     WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe certain conditions to the Offer and the Merger as specified herein.
AGREEMENT
     NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I
THE OFFER
     Section 1.1 The Offer
          (a) Provided, that this Agreement shall not have been terminated in accordance with Article VIII and none of the conditions in paragraphs (c) through (e) of Exhibit A is existing, as promptly as reasonably practicable after the date hereof, and in any event within five (5) Business Days after such date, Merger Sub shall, and Parent shall cause Merger Sub to, commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder, the “Exchange Act”)) an offer to purchase all outstanding Shares at the Offer Price. The obligations of Merger Sub, and of Parent to cause Merger Sub, to accept for payment and pay for any Shares tendered pursuant to the Offer shall be subject to the satisfaction or waiver by Merger Sub of the conditions set forth in Exhibit A hereto (the “Offer Conditions”) and the terms and conditions hereof. Merger Sub may, in its sole discretion, waive any Offer Condition or modify the terms of the Offer consistent with the terms of this Agreement, except that, without the prior written consent of the Company, Merger Sub shall not (i) reduce the Offer Price, (ii) change the form of consideration payable in the Offer (other than by adding consideration), (iii) reduce the number of Shares subject to the Offer, (iv) waive or change the Minimum Condition (as defined in Exhibit A) or the condition set forth in clause (d) of Exhibit A, (v) add to the Offer Conditions or modify them in a manner adverse to the holders of Shares, (vi) extend the expiration of the Offer except as required or permitted by Section 1.1(b) or (vii) modify any Offer Condition or any term of the Offer set forth in this Agreement in a manner adverse to the holders of Shares.
          (b) The Offer shall expire at 12:00 midnight, New York City time, at the end of the date that is twenty (20) business days (for purposes of this Section 1.1(b), business days shall be calculated in accordance with Section 14d-1(g)(3) under the Exchange Act) after the commencement of the Offer, except as may otherwise be required by applicable Law (as defined in Section 4.4(a) hereof); provided, however, that if at any scheduled expiration date of the Offer (including any extension thereof), (i) the Offer Conditions have not been satisfied or waived, then until such time as the Offer Conditions have been satisfied or waived, Merger Sub shall extend the Offer for one or (as needed) more additional consecutive periods of ten (10) business days or (ii) the Outstanding Liabilities (as defined in Section 1.1(d) hereof) of the Company exceeds the then-applicable Liabilities Threshold (as defined in Section 1.1(d) hereof), then, at the election of Merger Sub (which election shall be made no later than 9:00 a.m. New York City time on such scheduled expiration date of the Offer), (x) the Offer Price shall be adjusted, on such scheduled expiration date of the Offer, pursuant to Section 1.1(d) hereof, (y) Merger Sub shall, on such scheduled expiration date of the Offer, provide notice of such adjustment to the Company’s stockholders pursuant to and in compliance with Rule 14e-1(b) under the Exchange Act and any other applicable rules or regulations of the SEC or other applicable Law and (z) Merger Sub shall extend the Offer for an additional period of ten (10) business days, but, notwithstanding clauses (i) and (ii) of this paragraph, in no event shall the Offer remain open after 120 days from commencement thereof (the “Outside Date”); provided, further, that Merger Sub shall also extend the Offer for any additional period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the “SEC”) or the staff thereof or the rules of the Nasdaq Stock Market applicable to the Offer; provided, further, that Merger Sub may, in its sole discretion, provide a subsequent offering period (a “Subsequent Offering Period”) after the expiration of the Offer, in accordance with Rule 14d-11 under the Exchange Act.

          (c) Subject to the terms of the Offer and this Agreement and the satisfaction of all of the Offer Conditions, Merger Sub will accept for payment and pay for all Shares validly tendered and not validly withdrawn pursuant to the Offer as soon as practicable after the expiration date thereof (as the same may be extended or required to be extended) or (in the case of any Shares tendered during any Subsequent Offering Period) as soon as practicable following the valid tender thereof.
          (d) In the event of an adjustment pursuant to Section 1.1(b)(ii)(x) on a scheduled expiration date of the Offer (each, an “Adjustment Date”), (i) the Offer Price for purposes of this Agreement shall thereafter be equal to $1.90 net to the selling Company stockholders in cash less an amount equal to the quotient of (A) the excess of the Outstanding Liabilities on the Adjustment Date over $85,000,000 divided by (B) the sum of the number of issued and outstanding Shares (including for this purpose any vested or unvested restricted stock) on the Adjustment Date plus the number of Shares issuable pursuant to Company derivatives (whether or not vested) that would be in-the-money based on the new Offer Price calculated pursuant to this clause (i), and (ii) the Liabilities Threshold for purposes of this Agreement shall be thereafter be equal to the Liabilities Threshold as of such Adjustment Date plus the amount of Excess Liabilities as of such Adjustment Date plus $5,000,000. For purposes of this Agreement:
          (x) “Liabilities Threshold” shall initially mean $85,000,000 and shall be increased pursuant to Section 1.1(d)(ii);
          (y) “Outstanding Liabilities” shall mean, with respect to all Acquired Companies in the aggregate on the applicable measurement date, all liabilities that would be required under GAAP to be set forth on the face of an audited consolidated balance sheet of the Company; and
          (z) “Excess Liabilities” shall mean the amount by which the Outstanding Liabilities exceeds the Liabilities Threshold on the applicable measurement date.
     Section 1.2 Offer Documents. As promptly as reasonably practicable on the date of commencement of the Offer, Parent and Merger Sub shall (a) file a Schedule TO (together with all amendments and supplements thereto, the “Schedule TO”) with respect to the Offer, which shall contain or shall incorporate by reference an offer to purchase (the “Offer to Purchase”) and forms of the related letter of transmittal and form of summary advertisement, if any (the Schedule TO, the Offer to Purchase and such other documents, together with all amendments and supplements thereto, the “Offer Documents”), and (b) cause the Offer Documents to be disseminated to the Company’s stockholders, in each case as and to the extent required by applicable Law. The Company shall promptly supply Parent and Merger Sub in writing, for inclusion in the Offer Documents, all information concerning the Company required under all applicable Law or reasonably requested to be included in the Offer Documents. Each of Parent, Merger Sub and the Company agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that such information becomes false or misleading in any material respect, and each of Parent and Merger Sub further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to the Company’s stockholders, in each case as and to the extent required by applicable Law. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents and any amendments thereto prior to the filing thereof with the SEC, and Parent shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the Company and its counsel. In addition, Parent agrees to provide to the Company and its counsel any comments, whether written or oral, that Parent may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments, and any written or oral responses thereto. The Company and its counsel shall be given a reasonable opportunity to review and comment upon such responses, and Parent shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the Company and its counsel.
     Section 1.3 Company Actions.
          (a) Subject to Section 6.4, the Company hereby consents to the Offer and to the inclusion in the Offer Documents of the recommendation of the Company Board described in Section 4.3.
          (b) As promptly as reasonably practicable on or after the date of filing by Parent and Merger Sub of the Offer Documents, the Company shall file with the SEC and mail to the Company’s stockholders a Solicitation/Recommendation Statement on Schedule 14D-9 (such Schedule 14D-9, together with any amendments or supplements thereto, the “Schedule 14D-9”) containing the recommendation of the Company Board described in Section 4.3 (subject to Section 6.4) and the fairness opinion of Kurt Salmon Associates Capital Advisors, Inc. (“KSA”) referenced in Section 4.23, and the Company shall cause the Schedule 14D-9 to be disseminated to the Company’s stockholders (provided that Merger Sub will cause the Schedule 14D-9 to be disseminated concurrently with and in the same mailing envelope as the Offer Documents, if requested by the Company) as required by Rule 14d-9 under the Exchange Act. Each of the Company, Parent and Merger Sub agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information becomes false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to the Company’s stockholders, in each case, as and to the extent required by applicable Law. Parent, Merger Sub and their counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 and any amendments thereto prior to the filing thereof with the SEC, and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent, Merger Sub and their counsel. In addition, the Company agrees to provide Parent, Merger Sub and their counsel any comments, whether written or oral, that the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments, and any written or oral responses thereto. Parent, Merger Sub and their counsel shall be given a reasonable opportunity to review and comment upon such responses, and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent, Merger Sub and their counsel.
          (c) In connection with the Offer, the Company shall cause its transfer agent promptly to furnish Parent and Merger Sub with mailing labels, security position listings, any non-objecting beneficial owner lists and any available listings or computer files containing the names and addresses of the record holders of Shares as of the most recent practicable date and shall furnish Parent and Merger Sub with such additional available information (including periodic updates of such information) and such other assistance as Parent, Merger Sub or their agents or Representatives (as defined in Section 6.4(b) hereof) may reasonably request in communicating the Offer to the record and beneficial holders of Shares.
     Section 1.4 Directors.
          (a) Subject to compliance with applicable Law and the Company Constituent Documents, promptly upon the payment by Merger Sub for Shares pursuant to the Offer representing at least such number of Shares as shall satisfy the Minimum Condition, and from time to time thereafter, Parent shall be entitled to designate such number of directors on the

Company Board (“Directors”), rounded up to the next whole number, on the Company Board as is equal to the product of the total number of Directors (determined after giving effect to the Directors elected pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by Parent or its Affiliates (as defined in Section 9.3(a) hereof) at such time (including Shares so accepted for payment) bears to the total number of Shares then outstanding. In furtherance thereof, the Company shall, upon request of Parent, subject to compliance with applicable Law and the Company Constituent Documents, promptly take all actions necessary to cause Parent’s designees to be so elected or appointed, including increasing the size of the Company Board and/or seeking the resignations of one or more incumbent Directors. At such time, the Company shall, upon request of Parent, also promptly, subject to compliance with applicable Law and the Company Constituent Documents, take all actions necessary to cause individuals designated by Parent to constitute at least the same percentage (rounded up to the next whole number) as is on the Company Board of (i) each committee of the Company Board, (ii) each board of directors (or similar body) of each Subsidiary of the Company and (iii) each committee (or similar body) of each such board.
          (b) The Company’s obligations to appoint Parent’s designees to the Company Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder. The Company shall promptly take all actions required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 in order to fulfill its obligations under this Section 1.4, including mailing to stockholders together with the Schedule 14D-9 the information required under Section 14(f) of the Exchange Act and Rule 14f-1 as is necessary to enable Parent’s designees to be elected or appointed to the Company Board. Parent shall supply to the Company any information with respect to itself and its officers, Directors and Affiliates to the extent required by Section 14(f) of the Exchange Act and Rule 14f-1. The provisions of this Section 1.4 are in addition to and shall not limit any rights that Parent, Merger Sub or any of their Affiliates may have as a holder or beneficial owner of Shares as a matter of applicable Law with respect to the election of Directors or otherwise.
          (c) In the event that Parent’s designees are elected or appointed to the Company Board pursuant to this Section 1.4, then, until the Effective Time (as defined in Section 2.3 hereof), the Company shall use commercially reasonable efforts to cause the Company Board to maintain at least three (3) Directors who are members of the Company Board on the date of this Agreement and who are independent for purposes of Rule 10A-3 under the Exchange Act (the “Independent Directors”); provided, however, that if the number of Independent Directors is reduced below three (3) for any reason, then the remaining Independent Director(s) shall be entitled to nominate an individual or individuals to fill such vacancy who shall be deemed to be Independent Directors for purposes of this Agreement or, if no Independent Directors then remain, the other Directors shall designate three (3) individuals to fill such vacancies who are independent for purposes of Rule 10A-3 under the Exchange Act, and such individuals shall be deemed to be Independent Directors for purposes of this Agreement. The Company and the Company Board shall promptly take all action as may be necessary to comply with their obligations under this Section 1.4(c). Notwithstanding anything in this Agreement to the contrary, from and after the time, if any, that Parent’s designees pursuant to this Section 1.4 constitute a majority of the Company Board and prior to the Effective Time, subject to the terms hereof, any amendment or termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Merger Sub or waiver of any of the Company’s rights hereunder, will require the concurrence of a majority of the Independent Directors if such amendment, termination, extension or waiver would reasonably be expected to have an adverse effect on any holders of Shares other than Parent or Merger Sub.
     Section 1.5 The Top-Up Option.
          (a) Immediately after Parent’s or Merger Sub’s acceptance for payment of Shares pursuant to the Offer (at which time, for the avoidance of doubt, the Minimum Condition will have been satisfied), the Company shall grant to Merger Sub an irrevocable option (the “Top-Up Option”) to purchase that number of Shares (the “Top-Up Shares”) equal to the lowest number of Shares that, when added to the number of Shares held by Parent and Merger Sub at the time of exercise, would constitute one share more than ninety percent (90%) of the total Shares then outstanding (determined on a fully diluted basis and including the issuance of the Top-Up Shares), at a price per Share equal to the Offer Price.
          (b) The Top-Up Option shall be exercisable once in whole and not in part during the twenty (20) Business Day period immediately following Parent’s or Merger Sub’s acceptance for payment of Shares pursuant to the Offer (which includes, for the avoidance of doubt, any Subsequent Offering Period); provided, however, that in no event shall the Top-Up Option be exercisable (i) for a number of Shares in excess of the number of authorized but unissued Shares (which shall include, for purposes of this Section 1.5, any Shares held in the treasury of the Company), or (ii) if the grant of the Top-Up Option or the issuance of the Top-Up Shares would violate applicable Law or require the approval of the Company’s stockholders under applicable Law (including Nasdaq Stock Market rules and regulations, including Nasdaq Marketplace Rule 4350); and provided, further, that the Top-Up Option shall terminate upon the earlier to occur of (i) the Effective Time and (ii) the termination of this Agreement in accordance with its terms.
          (c) In the event that Merger Sub wishes to exercise the Top-Up Option, Merger Sub shall so notify the Company in writing, and shall set forth in such notice (i) the number of Shares that will be owned by Parent and Merger Sub immediately preceding the purchase of the Top-Up Shares and (ii) the place and time for the closing of the purchase of the Top-Up Shares (the “Top-Up Closing”). The Company shall, as soon as practicable following receipt of such notice, notify Parent and Merger Sub in writing of the number of Shares then outstanding and the number of Top-Up Shares. At the Top-Up Closing, Merger Sub shall pay the Company the aggregate price required to be paid for the Top-Up Shares, at Merger Sub’s election, (A) entirely in cash or (B) through the issuance of a full recourse promissory note (and the delivery of an executed, unconditional continuing guarantee thereof by Parent, in a form acceptable to the Company), bearing simple interest at five percent (5%) per annum and due on the first anniversary of the Top Up Closing for the purchase price of such Top-Up Shares, and the Company shall cause to be issued to Merger Sub a certificate representing the Top-Up Shares, which certificate may include any legends required by applicable securities laws.
ARTICLE II
THE MERGER
     Section 2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time, Merger Sub shall be merged with and into the Company. Following the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and a wholly owned subsidiary of Parent.

     Section 2.2 Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. local time, as soon as practicable but in no event later than the second Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions), at the offices of Gibson, Dunn & Crutcher LLP, 3161 Michelson Drive, Irvine, California 92612, unless another date, time or place is agreed to in writing by Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”
     Section 2.3 Effective Time. Upon the terms and subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file a certificate of merger or, if applicable, a certificate of ownership and merger (in either case, the “Certificate of Merger”) with the Secretary of State of the State of Delaware, executed in accordance with the relevant provisions of the DGCL, and, as soon as practicable on or after the Closing Date, shall make any and all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such other date or time as Parent and the Company may agree in writing and specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).
     Section 2.4 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the relevant provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.
     Section 2.5 Certificate of Incorporation; Bylaws.
          (a) The certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and applicable Law, except that Article I thereof shall be amended in its entirety to read as follows: “The name of the Corporation is Ashworth, Inc.”
          (b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and applicable Law, except that such Bylaws shall be amended to reflect that the name of Surviving Corporation shall be Ashworth, Inc.
     Section 2.6 Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.
     Section 2.7 Officers. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

ARTICLE III
EFFECT ON THE CAPITAL STOCK OF THE
CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES
     Section 3.1 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any shares of capital stock of the Company, Parent or Merger Sub:
          (a) Each Share issued and outstanding immediately prior to the Effective Time (other than Shares to be cancelled in accordance with Section 3.1(b) and any Dissenting Shares, as defined in Section 3.5 hereof) shall thereupon be converted automatically into and shall thereafter represent the right to receive the Offer Price in cash, without interest, and subject to deduction for any required withholding Taxes (as defined in Section 4.14(r)(i) hereof) (the “Merger Consideration”).
          (b) Each Share held in the treasury of the Company or owned, directly or indirectly, by Parent or Merger Sub immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.
          (c) Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation.
          (d) If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company, or securities convertible into or exchangeable into or exercisable for shares of such capital stock, occurs as a result of any (i) reclassification, recapitalization, stock split (including a reverse stock split) or subdivision, (ii) combination, exchange or readjustment of shares, (iii) any stock dividend or stock distribution with a record date during such period, or (iv) merger or other similar transaction, then the Merger Consideration shall be equitably adjusted, without duplication, to reflect such change; provided, that nothing in this Section 3.1(d) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.
     Section 3.2 Treatment of Options and Restricted Stock.
          (a) At the Effective Time, each option or similar right (each, a “Company Stock Option”) to purchase Shares granted under any employee or Director stock option, stock purchase or equity compensation plan, arrangement or agreement of the Company (the “Company Equity Plans”), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall be cancelled and, in exchange therefor (and full satisfaction thereof), the Surviving Corporation shall pay, and Parent shall cause the Surviving Corporation to pay, to each former holder of any such cancelled Company Stock Option as soon as practicable following the Effective Time an amount in cash (without interest, and subject to deduction for any required withholding Taxes) equal to the product of (i) the excess (if any) of the Merger Consideration over the exercise price per Share under such Company Stock Option and (ii) the number of Shares subject to such Company Stock Option; provided, that if the exercise price per Share of any such Company Stock Option is equal to or greater than the Merger Consideration, then such Company Stock Option shall be cancelled without any cash payment being made in respect thereof.
          (b) Immediately prior to the Effective Time, all unvested restricted stock grants or portions thereof (each, an “Unvested Restricted Stock Grant”) made under the Company Equity Plans outstanding immediately prior to the Effective Time shall vest and, along with all other vested restricted stock grants, shall be entitled to the Merger Consideration pursuant to Section 3.1(a).
          (c) Prior to the Effective Time, the Company shall deliver all required notices to each holder of Company Stock Options and/or Unvested Restricted Stock Grants setting forth each holder’s rights pursuant to the respective Company Equity Plan, stating that such Company Stock Options and Unvested Restricted Stock Grants shall be treated in the manner set forth in this Section 3.2.
          (d) The Company shall take all actions necessary to ensure that, as of the Effective Time, (i) the Company Equity Plans shall terminate and (ii) no holder of a Company Stock Option or Unvested Restricted Stock Grant, or any participant in any Company Equity Plan or any other employee incentive or benefit plan, program or arrangement or any non-employee Director plan maintained by the Company, shall have any rights to acquire, or other rights in respect of, the capital stock of the Company, the Surviving Corporation or any of their Subsidiaries, except the right to receive the payment contemplated by Section 3.2(a) in cancellation and settlement thereof (with respect to Company Stock Options) and the right to receive the Merger Consideration (with respect to Unvested Restricted Stock Grants).
     Section 3.3 Exchange and Payment.
          (a) At or prior to the Effective Time, Parent shall deposit (or cause to be deposited) with a bank or trust company designated by Parent and reasonably acceptable to the Company (the “Paying Agent”) cash in an amount sufficient to pay the aggregate Merger Consideration in accordance with Section 3.1(a) (such cash being hereinafter referred to as the “Payment Fund”). The Payment Fund shall not be used for any purpose other than to fund payments due pursuant to Section 3.1(a), except as provided in this Agreement. Parent and the Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, incurred by them in connection with the exchange of Shares for the Merger Consideration and other amounts contemplated by this Article III.
          (b) As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of (i) an outstanding certificate or outstanding certificates (“Certificates”) that immediately prior to the Effective Time represented outstanding Shares or (ii) uncertificated Shares represented by book-entry (“Book-Entry Shares”) which, in each case, were converted into the right to receive the Merger Consideration with respect thereto pursuant to Section 3.1(a), (A) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares held by such Person (as defined in Section 9.3(e) hereof) shall pass, only upon proper delivery of the Certificates to the Paying Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal, as applicable, and shall be in customary form and contain such other provisions as Parent, the Paying Agent or the Company may reasonably specify) and (B) customary instructions for use in effecting the surrender of Certificates or Book-Entry Shares in exchange for the Merger Consideration payable with respect thereto pursuant to Section 3.1(a) and customary instructions consistent with Section 3.3(f) for use in effecting payment for lost, stolen or destroyed Certificates. Upon surrender of a Certificate or Book-Entry Share to the Paying Agent, together with such letter of transmittal, duly completed and validly executed, and such other documents as the Paying Agent may reasonably require, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate or Book-Entry Share (subject to deduction for any required withholding Taxes), and such Certificate or Book-Entry Share shall forthwith be cancelled. No interest shall be paid or shall accrue on any cash payable upon surrender of any Certificate or Book-Entry Share. In the event that the Merger Consideration is to be paid to a Person other than the Person in whose name any Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer, that the signatures on such Certificate or any related stock power shall be properly guaranteed and that the Person requesting such payment shall pay any transfer or other Taxes required by reason of such payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent and the Paying Agent that such Taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 3.3, each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender or transfer the Merger Consideration payable in respect of Shares theretofore represented by such Certificate or Book-Entry Shares, as applicable, pursuant to Section 3.1(a), without any interest thereon.
          (c) All cash paid upon the surrender for exchange of Certificates or Book-Entry Shares in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to Shares formerly represented by such Certificates or Book-Entry Shares. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer or transfer is sought for Book-Entry Shares, such Certificates or Book-Entry Shares shall be cancelled and exchanged as provided in this Article III, subject to applicable Law in the case of Dissenting Shares.
          (d) The Paying Agent may invest any cash included in the Payment Fund as directed by Parent, on a daily basis; provided, however, that any investment of such cash shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, with maturity dates no longer than appropriate to make timely payments of the Merger Consideration. Any interest or other income resulting from such investments shall be paid to Parent.
          (e) Any portion of the principal of the Payment Fund (excluding any interest or other income earned thereon) that remains undistributed to the holders of Certificates or Book-Entry Shares nine (9) months after the Effective Time shall be delivered to the Surviving Corporation, upon demand by Parent to the Paying Agent, and any holders of Certificates or Book-Entry Shares who have not theretofore complied with this Article III shall thereafter look only to the Surviving Corporation, as general creditors thereof, for payment of the Merger Consideration with respect to Shares formerly represented by such Certificate or Book-Entry Share, without interest. None of Parent, Merger Sub, the Company or the Paying Agent shall be liable to any Person in respect of any Merger Consideration that is properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

          (f) If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to Parent, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such Person of a bond in such amount as Parent or the Paying Agent may determine is reasonably necessary as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect thereof pursuant to this Agreement.
     Section 3.4 Withholding Rights. Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Shares, Company Stock Options or otherwise pursuant to this Agreement such amounts as Parent, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
     Section 3.5 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares issued and outstanding immediately prior to the Effective Time that are held by any holder who has not voted in favor of the Merger and who is entitled to demand and properly demands appraisal of such Shares pursuant to Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, unless and until such holder shall have failed to perfect, or shall have effectively withdrawn or lost, such holder’s right to appraisal under the DGCL. Dissenting Shares shall be treated in accordance with Section 262 of the DGCL. If any such holder fails to perfect or withdraws or loses (including by a determination of a court of competent jurisdiction) any such right to appraisal, then each such Share of such holder shall thereupon be converted into and become exchangeable only for the right to receive, as of the later of the Effective Time and the time that such right to appraisal has been irrevocably lost, withdrawn or expired, the Merger Consideration in accordance with Section 3.1(a). Prior to the Effective Time, the Company shall promptly notify Parent of any demands for appraisal of any Shares, attempted withdrawals of such notices or demands and any other instruments received by the Company relating to rights to appraisal, and Parent shall have the right to reasonably participate in and reasonably direct all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, settle or offer to settle, or approve any withdrawal of any such demands.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     Except (a) as disclosed or reflected in the Company SEC Documents (as defined in Section 4.5(a) hereof) filed on or after January 1, 2008 (but excluding any disclosures set forth in any section thereof entitled “Risk Factors” or “Forward-Looking Statements” and any other disclosures included in such filing to the extent that such disclosures are predictive or forward-looking in nature) or (b) set forth in the disclosure letter delivered by the Company to Parent prior to the execution and delivery of this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure of any information in a particular section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such information is reasonably apparent on its face), the Company represents and warrants to Parent and Merger Sub as follows:
     Section 4.1 Organization, Standing and Power.
          (a) Section 4.1 of the Company Disclosure Letter contains a complete and accurate list, for the Company and each of its Subsidiaries, of its name, its jurisdiction of organization, where such entity is qualified to conduct business and where such entity conducts business. Each of the Company and its Subsidiaries (as defined in Section 9.3(f) hereof) (each of the Company and its Subsidiaries is referred to herein as an “Acquired Company” and collectively, the “Acquired Companies”) (i) is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for any such failures that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. For purposes of this Agreement, “Material Adverse Effect” means any event, change, circumstance, effect or state of facts that is materially adverse to (A) the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (B) the ability of the Company to perform, in all material respects, its obligations under this Agreement or to consummate the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not include the effect of any event, change, circumstance, effect or state of facts arising out of or attributable to any of the following, either alone or in combination: (1) general changes, trends or developments in any of the industries in which the Company or any of its Subsidiaries operates, (2) changes in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in general economic, business, regulatory, political or market conditions or in national or global financial markets (except to the extent that such changes affect the Company and its Subsidiaries, taken as a whole, in a materially disproportionate manner as compared to other participants in the industries in which the Company and its Subsidiaries conduct their business), (3) international calamity directly or indirectly involving the United States, national calamity, an act of war (whether or not declared), sabotage, terrorism, military actions or the escalation thereof, an act of God or other force majeure events (except, in each of the foregoing cases, to the extent that such changes affect the Company and its Subsidiaries, taken as a whole, in a materially disproportionate manner as compared to other participants in the industries in which the Company and its Subsidiaries conduct their business), (4) changes in exchange or interest rates, (5) any actions required under this Agreement to obtain any approval or authorization under applicable Laws for the consummation of the Merger, (6) changes in any applicable Laws or applicable accounting regulations or principles or interpretations thereof, (7) changes in the price or trading volume of the Company’s stock, (8) any failure by the Company or any Subsidiary to meet any estimates or expectations of the Company’s or such Subsidiary’s revenue, earnings or other financial performance or results of operations for any period (including the failure to meet any published analyst estimates or the failure to perform at a level on par with the Company’s or such Subsidiary’s competitors), or any failure by the Company or any of its Subsidiaries to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings, cash flows or other financial performance or results of operations, (9) any inventory write-downs, delayed or deferred trade payables or any reduction in sales, operating profit, net income or any other financial metric compared with any prior period,

(10) that certain License Agreement dated as of May 14, 2001 between Callaway Golf Company and the Company, as amended to date and may be amended from time to time (the “Callaway License Agreement”), including any litigation in connection therewith (including any adverse judgment or arbitration award) or the modification or termination thereof, (11) the announcement or pendency of this Agreement and the transactions contemplated hereby, including the initiation of litigation, or the failure to give any consent, by any Person (including Bank of America and any other provider of credit) with respect to this Agreement, and including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, licensors, distributors, partners, consultants or employees of the Company and its Subsidiaries (including Callaway Golf Company) due to the announcement and performance of this Agreement or the identity of the parties to this Agreement, or the performance of this Agreement and the transactions contemplated hereby, including compliance with the covenants set forth herein, (12) the termination or resignation of any director, executive officer, other employee or consultant of the Company or any of its Subsidiaries, (13) any action taken by the Company, or which the Company causes to be taken by any of its Subsidiaries, in each case which is required by or resulting from or arising in connection with this Agreement, (14) any actions taken (or omitted to be taken) at the written request of, or consented to by (including any debt financing permitted under Section 6.1), Parent, Merger Sub or their Affiliates or Representatives (as defined in Section 6.4(b) hereof), or (15) any increase in the cost or availability of financing to Parent or Merger Sub.
          (b) The Company has delivered or made available to Parent true, correct and complete copies of (i) the certificate of incorporation, bylaws and other charter or organizational documents of each of the Acquired Companies, including all amendments thereto and (ii) except as set forth on Section 4.1(b)(ii) of the Company Disclosure Letter, the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the equity holders of each of the Acquired Companies, the board of directors or managers of each of the Acquired Companies and all committees of the board of directors or managers of each of the Acquired Companies (the items described in clauses (i) and (ii) above, collectively, the “Company Constituent Documents”). The Company Constituent Documents are in full force and effect on the date hereof. The Company has no Subsidiaries, except for the entities identified in Section 4.1 of the Company Disclosure Letter. None of the Acquired Companies has any equity interest or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any entity, other than those set forth on Section 4.1 of the Company Disclosure Letter. None of the Acquired Companies has, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any unaffiliated general partnership, unaffiliated limited partnership or other unaffiliated entity.
     Section 4.2 Capital Stock.
          (a) The authorized capital stock of each Acquired Company and the issued and outstanding capital stock of each Acquired Company as of the date hereof are set forth on Section 4.2(a) of the Company Disclosure Letter. Except as set forth in Section 4.2(a) of the Company Disclosure Letter, each of the outstanding shares of capital stock of each Acquired Company is duly authorized, validly issued, fully paid and nonassessable. All shares or other equity interests of the Subsidiaries of the Company are owned by the Company or another wholly owned Subsidiary of the Company free and clear of all security interests, liens, claims, pledges, agreements, limitations in voting rights, charges or other encumbrances (collectively, “Liens”) of any nature whatsoever, except for Permitted Liens (as defined in Section 4.17 hereof). All outstanding equity interests and convertible securities of any Acquired Company have been issued and granted in material compliance with (i) all applicable Laws and (ii) all applicable requirements set forth in applicable Contracts. No Shares are held in treasury by any Acquired Company.
          (b) Except as set forth in Section 4.2(b) of the Company Disclosure Letter, each of the outstanding shares of capital stock of each Acquired Company is free of (i) any preemptive right, right of participation, right of maintenance or any similar right or subject to any right of first refusal, (ii) any voting registration requirement, and (iii) any restriction against any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to) such capital stock. Except as set forth in Section 4.2(b) of the Company Disclosure Letter, as of the date of this Agreement, (A) there are not outstanding or authorized (1) any securities of any Acquired Company convertible into or exchangeable for shares of capital stock or voting securities of any Acquired Company or (2) options, calls, warrants or other rights, rights agreements, stockholder rights plans, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of any Acquired Company, (B) there are no outstanding obligations of any Acquired Company to repurchase, redeem or otherwise acquire any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of any Acquired Company, and (C) there is no condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of any of the Acquired Companies.
          (c) As of the date hereof: 1,033,991 shares of Company common stock are subject to issuance pursuant to stock options (the “Company Options”) granted and outstanding under the stock option plans of the Acquired Companies (the “Company Option Plans”). Section 4.2(c) of the Company Disclosure Letter sets forth the following information with respect to each Company Option outstanding as of the date of this Agreement: (i) the Company Option Plan pursuant to which such Company Option was granted; (ii) the name of the holder of such Company Option; (iii) the number of shares of Company common stock subject to such Company Option; (iv) the exercise price of such Company Option; (v) the date on which such Company Option was granted; (vi) the extent to which such Company Option is vested and exercisable as of the date of this Agreement; and (vii) the date on which such Company Option expires. The Company has delivered or made available to Parent accurate and complete copies of all stock option plans pursuant to which the Company has granted Company Options, and the forms of all stock option agreements evidencing such options. The Company Option Plans and the stock option agreements thereunder constitute all plans, rights, agreements and convertible securities pursuant to which the Company has granted rights to purchase shares of Company Common Stock. The payment to be made to the holders of Company Options pursuant to the terms of this Agreement complies in all respects with the terms of the stock option agreement and Company Option Plan pursuant to which such holder (or such holder’s predecessor) acquired such Company Options. Upon payment of such amounts to such holders, the Company shall have no further liability or obligation of any kind to any such holders in respect of any Company Options.
     Section 4.3 Authority. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the adoption and approval of this Agreement and the Merger by the holders of at least a majority in combined voting power of the outstanding Shares (the “Company Stockholder Approval”), to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby, subject, in the case of the consummation of the Merger, to obtaining the Company Stockholder Approval and to the filing of the Certificate of Merger with the Secretary of State of the State of Delaware as required by the DGCL. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity). As of the date hereof, the Company Board has duly approved and declared advisable this Agreement and the transactions contemplated hereby and, subject to Section 6.4, has resolved to recommend that the Company’s stockholders approve this Agreement and the transactions contemplated hereby.
     Section 4.4 No Conflict; Consents and Approvals.
          (a) The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby, do not and will not (i) conflict with or violate the Company Constituent Documents or any resolution adopted by the equity holders, directors or any governing body of any of the Acquired Companies, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (v) of subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any law, rule, regulation, order, judgment or decree (collectively, “Law”) applicable to the Company or any of its Subsidiaries or by which any of their respective properties are bound or (iii) except as set forth in Section 4.4 of the Company Disclosure Letter, result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default), or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, governmental authorization or other instrument or obligation (each, a “Contract”) to which the Company or any of its Subsidiaries is a party or beneficiary or by which the Company or any of its Subsidiaries or any of their respective properties are bound and that is also a Material Contract, except, in the case of clauses (ii) and (iii) of this paragraph, for any such conflict, breach, violation, default, loss, right or other occurrence that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
          (b) The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby, do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any governmental or regulatory (including stock exchange) authority, agency, court commission, court, arbitrator or other governmental body (each, a “Governmental Entity”), except for (i) such filings as required under applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, and under state securities and “blue sky” laws, (ii) the filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and any filings required under the applicable requirements of antitrust or other competition laws of jurisdictions other than the United States or investment laws relating to foreign ownership (“Foreign Antitrust Laws”), (iii) such filings as necessary to comply with the applicable requirements of the Nasdaq Stock Market, (iv) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL and (v) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     Section 4.5 SEC Reports; Financial Statements.
          (a) The Company has filed or otherwise transmitted all forms, reports, statements, certifications, communications and other documents (including all exhibits, amendments and supplements thereto) required to be filed by it with the SEC since January 1, 2003 (all such forms, reports, statements, certificates and other documents filed since January 1, 2003 and prior to the date hereof, collectively, the “Company SEC Documents”). The financial statements filed or required to be filed with the Company SEC Documents are referred to herein as the “Company Financial Statements”. As of their respective dates, or, if amended, as of the date of the last such amendment, each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”) and the Exchange Act, and the applicable rules and regulations promulgated thereunder, as the case may be, each as in effect on the date so filed. Except to the extent that information in any Company SEC Document has been revised or superseded by a subsequently filed Company SEC Document, none of the Company SEC Documents contains any untrue statement of a material fact or omits to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company has made available to Parent a copy of all communications with the SEC by the Company or any of its Subsidiaries.
          (b) The audited consolidated financial statements of the Company (including any related notes thereto) that are included in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2007 filed with the SEC (i) have been prepared in accordance with United States generally accepted accounting principles (as used in the United States, “GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and (ii) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries at the respective dates thereof and the results of their operations and cash flows for the periods indicated. The unaudited consolidated financial statements of the Company (including any related notes thereto) that are included in the Company’s Quarterly Reports on Form 10-Q filed with the SEC since October 31, 2007 (A) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or may be permitted by the SEC under the Exchange Act) and (B) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the results of their operations and cash flows for the periods indicated (subject to normal period-end adjustments that are not reasonably expected to be material).
          (c) The Company (i) has in place the “disclosure controls and procedures” (as defined in Rules 13a-14(c) and 15d-14(c) of the Exchange Act) required for the Chief Executive Officer and Chief Financial Officer of the Company to engage in the review and evaluation process mandated by the Exchange Act, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Company Board (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the

Exchange Act) which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. The Company’s “disclosure controls and procedures” are reasonably designed to ensure that all material information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of the Company required under the Exchange Act with respect to such reports. None of the Acquired Companies is a party to any off-balance sheet arrangements (as defined in Item 303(c) of Regulation S-K of the SEC).
          (d) The then-acting Chief Executive Officer and the Chief Financial Officer of the Company have signed, and the Company has furnished to the SEC, all certifications required by Section 906 of the Sarbanes-Oxley Act of 2002 (“SOX”); such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn; and neither the Company nor any of its officers has received notice from any Governmental Entity questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certifications. The Company made available to Parent complete and correct copies of all certifications filed with the SEC pursuant to Sections 302 and 906 of SOX.
          (e) Except as set forth on Section 4.5 of the Company Disclosure Letter, none of the Acquired Companies has, since December 31, 2003, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any Director or individual employed by the Company that is at a vice president (or equivalent) level and above, including consultants with substantially equivalent duties.
          Section 4.6 No Undisclosed Liabilities. Except as set forth on Section 4.6 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, except for liabilities and obligations (a) reflected or reserved against in the consolidated balance sheet of the Company dated as of July 31, 2008 (or the notes thereto) included in the Company SEC Documents, (b) incurred in the ordinary course of business since July 31, 2008 consistent with past practice, (c) incurred pursuant to the transactions contemplated by this Agreement or (d) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     Section 4.7 Certain Information. If approval of the Company’s stockholders is required by applicable Law to consummate the Merger, then none of the information supplied or to be supplied by the Company prior to the consummation of the Offer for inclusion or incorporation by reference in the proxy statement to be sent to the stockholders of the Company in connection with the Company Stockholders Meeting (such proxy statement, as amended or supplemented, the “Proxy Statement”) will, at the date that it is first mailed to the stockholders of the Company and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub or any of their respective Representatives for inclusion or incorporation by reference in the Proxy Statement.

None of the information supplied or to be supplied by any Acquired Company for inclusion in, or incorporation by reference into, the Schedule 14D-9 will, at the respective times they are first published, sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The individuals set forth on Schedule 9.3(d)(i) receive reasonably regular and comprehensive updates of information from the heads of the functional units of the Acquired Companies.
     Section 4.8 Absence of Certain Changes or Events. Since July 31, 2008 through the date of this Agreement, except as set forth on Section 4.8 of the Company Disclosure Letter and except as otherwise contemplated by this Agreement or consented to by Parent or Merger Sub in writing:
          (a) each of the Acquired Companies has operated its respective business in the ordinary course and consistent with past practices;
          (b) no fact, event, circumstance or condition exists or has occurred that has had, or would reasonably be expected to have, a Material Adverse Effect;
          (c) none of the Acquired Companies has (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any equity interests or other securities; (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities; (iii) sold, issued or granted, or authorized the issuance of, (A) any capital stock or other security (except for Shares issued upon the valid exercise of outstanding Company Options), (B) any option, warrant or right to acquire any capital stock or any other security (except for Company Options described in Section 4.8 of the Company Disclosure Letter), or (C) any instrument convertible into or exchangeable for any capital stock or other security; (iv) made any capital expenditure which, when added to all other capital expenditures made on behalf of the Acquired Companies since July 31, 2008 exceeds $100,000 in the aggregate; (v) changed any of its methods of accounting or accounting practices, except as required by GAAP; (vi) made any material Tax election; or (vii) commenced or settled any material Action;
          (d) none of the Acquired Companies has (i) amended or waived any of its material rights under, or permitted the acceleration of vesting under, any provision of any of the Company Employee Plans or any material provision of any agreement evidencing any outstanding Company Option; (ii) established or adopted any Company employee benefit plan; (iii) caused or permitted any Company employee benefit plan to be amended in any material respect; or (iv) paid any bonus or made any profit-sharing or similar payment to, or materially increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees;
          (e) made any loan to, or entered into any other transaction with, any of its directors, officers, consultants or employees outside of the ordinary course of business;
          (f) there has been no amendment to any Company Constituent Document of any of the Acquired Companies, and none of the Acquired Companies has effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;
          (g) except in the ordinary course of business and consistent with past practice, none of the Acquired Companies has (i) entered into or permitted any of the assets owned or used by it which are material to the Acquired Companies to become bound by any Material Contract, or (ii) amended or terminated, or waived any right or remedy under, any Material Contract;
          (h) except in the ordinary course of business and consistent with past practices, none of the Acquired Companies has (i) sold or otherwise disposed of, or acquired, leased, licensed, waived or relinquished, any right which is material to the Acquired Companies or other asset which is material to the Acquired Companies to, from or for the benefit of, any other Person; or (ii) made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Lien;
          (i) none of the Acquired Companies has revalued any of its assets in any material respect;
          (j) there has been no change in the accounting policies or practices of any Acquired Company and there has been no increase of (other than increases resulting from the calculation of reserves in the ordinary course of business consistent with past practice) or change in the assumptions underlying, or methods of calculating, any reserves for bad debt, any accruals, any contingency, or other reserves;
          (k) there has been no payment, discharge or satisfaction of any claims, encumbrances, liabilities or obligations (whether absolute, accrued, contingent or otherwise and whether due or to become due), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practices of (i) liabilities and obligations arising in the ordinary course of business consistent with past practices, or (ii) liabilities reflected or reserved against in the Company Financial Statements;
          (l) there has been no material damage, destruction or loss, whether covered by insurance or not, of any material asset of any of the Acquired Companies;
          (m) there has been no material change in pricing or investment practices or policies of any of the Acquired Companies;
          (n) there has been no waiver or release of any right or claim of any Acquired Company, including any write-off or other compromise of any account receivable of the Company, exceeding $100,000 in the aggregate;
          (o) there has been no resignation of any officer, executive employee or any other employee, the absence of whom would reasonably be expected to have a Material Adverse Effect; and
          (p) there has been no agreement by any Acquired Company or by any of their officers or employees to do any of the things described in the preceding clauses (a) through (o) (other than negotiations with Parent and its Representatives regarding the transactions contemplated by this Agreement).
     Section 4.9 Litigation. Except as set forth on Section 4.9 of the Company Disclosure Letter, (a) there is no suit, claim, action, proceeding, arbitration, mediation or investigation (each, an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties (including by or before any Governmental Entity) and (b) neither the Company nor any of its Subsidiaries nor any of their respective properties is or are subject to any judgment, order, injunction, ruling or decree of any Governmental Entity.
     Section 4.10 Compliance with Laws. Except with respect to ERISA (as defined in Section 4.11(a) hereof), Environmental Laws (as defined in Section 4.13(c)(i) hereof) and Taxes, which are the subject of Sections 4.11, 4.13 and 4.14, respectively, and except as set forth on Section 4.10 of the Company Disclosure Letter, the Company and each of its Subsidiaries are in compliance with all Laws applicable to them or by which any of their respective properties are bound, except where any non-compliance would not, individually or the aggregate, reasonably be expected to have a Material Adverse Effect. Except with respect to Environmental Laws (which are the subject of Section 4.13), the Company and its Subsidiaries have in effect all permits, licenses, exemptions, authorizations, franchises, orders and approvals of all Governmental Entities (collectively, “Permits”) necessary for them to own, lease or operate their properties and to carry on their businesses as now conducted, except for any Permits the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. All Permits are in full force and effect, except where the failure to be in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Since December 31, 2003, none of the Acquired Companies has received any written notice or other written communication from any Governmental Entity regarding any actual or threatened revocation, withdrawal, suspension, cancellation, termination or modification of any material Permit.
     Section 4.11 Benefit Plans.
          (a) Section 4.11(a) of the Company Disclosure Letter contains a complete and accurate list of each material “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), including any “multiemployer plan” (within the meaning of ERISA Section 3(37)), and all material stock purchase, stock option, restricted stock, stock appreciation right, phantom stock, severance, salary continuation, change-in-control, fringe benefit, bonus, incentive, deferred compensation, welfare, medical, health, Code Section 125, disability, life insurance, pension, retirement, profit-sharing, thrift, savings, vacation, paid time off, leave of absence, employee assistance, expense reimbursement and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, written, legally binding or not, under which any Personnel has any present or future right to benefits and compensation or the Company or its ERISA Affiliates has had or has any current or future liability. “Personnel” means current or former (i) employees, (ii) Directors and (iii) consultants of the Company or its ERISA Affiliates. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “Company Plans.” For purposes of this Agreement, “ERISA Affiliate” means each business or entity (whether or not incorporated) which is a member of a “controlled group of corporations,” under “common control” or an “affiliated service group” with the Company within the meaning of Sections 414(b), (c) or (m) of the Code, or required to be aggregated with the Company or any of its Subsidiaries under Section 414(o) of the Code, or is under “common control” with the Company or any of its Subsidiaries, within the meaning of Section 4001(a)(14) of ERISA.
          (b) With respect to each Company Plan, the Company has furnished or made available to Parent a current, accurate and complete copy thereof and, to the extent applicable: (i) any related trust agreement, insurance contract/policy or other funding instrument, (ii) the most recent determination letter of the U.S. Internal Revenue Service (the “IRS”), (iii) the three most recently filed Form 5500 series annual returns and all schedules, attachments and independent auditor’s reports thereto, (iv) any summary plan description and other equivalent written communications by the Company or its Subsidiaries to their employees concerning the extent of the benefits provided under a Company Plan, including written descriptions of any unwritten Company Plans, (v) the three (3) most recent annual nondiscrimination test results and the most recent actuarial report or valuation of related plan assets, and (vi) all material correspondence to or from any Governmental Entity, including any filings under the IRS’ Employee Plans Compliance Resolution System or the Department of Labor’s Delinquent Filer Voluntary Compliance Program or Voluntary Fiduciary Correction Program.
          (c) Except as set forth on Section 4.11(c) of the Company Disclosure Letter, with respect to each Company Plan: (i) such Company Plan has been maintained in all material respects in accordance with its terms, and conforms to, and its administration is in compliance in all material respects with, applicable provisions of ERISA, the Code and all other applicable Law; and (ii) to the knowledge of the Company, no breaches of fiduciary duty (as determined under ERISA) in connection with the administration or investment of the assets of such Company Plan in connection with which the Company or a fiduciary could reasonably be expected to incur a material liability.
          (d) Except as set forth on Section 4.11(d) of the Company Disclosure Letter, no non-exempt “prohibited transaction”, as described in Section 406 of ERISA or Section 4975 of the Code, or “accumulated funding deficiency”, as defined in Section 302 of ERISA and 412 of the Code, has occurred with respect to any Company Plan, and all contributions required to be made under the terms of any Company Plan have been timely made, including timely deposits of employee salary deferral contributions and participant loan repayments in accordance with the regulations issued by the Department of Labor.
          (e) Each Company Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination, advisory and/or opinion letter, as applicable, from the IRS that it is so qualified (or the deadline for obtaining such a letter has not expired as of the date of this Agreement) and nothing has occurred since the date of such letter that would reasonably be expected to cause the loss of such qualified status of such Company Plan.
          (f) There is no Action (including any investigation, audit or other administrative proceeding) by the Department of Labor, the Pension Benefit Guaranty Corporation, the IRS or any other Governmental Entity or by any plan participant or beneficiary pending, or to the knowledge of the Company, threatened, relating to the Company Plans, any fiduciaries thereof with respect to their duties to the Company Plans or the assets of any of the trusts under any of the Company Plans (other than routine claims for benefits) nor are there facts or circumstances that exist that would reasonably be expected to give rise to any such Actions.
          (g) Neither the Company nor any of its ERISA Affiliates has ever maintained, established, sponsored, participated in or contributed to or had any obligation to contribute to any: (i) “pension plan” (within the meaning of Section 3(2) of ERISA) that is subject to Title IV of ERISA or Section 412 of the Code, (ii) “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (iii) “multiple employer plan” (within the meaning of Section 413(c) of the Code), or (iv) “funded welfare plan” (within the meaning of Section 419 of the Code).
          (h) Except as set forth on Section 4.11(h) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (i) result in any payment becoming due to any Personnel; (ii) increase any benefits otherwise payable under any Company Plan; (iii) result in the acceleration of the time of payment or vesting of any rights with respect to any such benefits under any Company Plan; (iv) require any contributions or payments to fund, or any security to secure, any obligations under any Company Plan; (v) result in forgiveness in whole or in part of any outstanding loans made by the Company or its Subsidiaries to any Personnel; or (vi) result in the payment of any amount for which a deduction would be disallowed under Section 162(m) or Section 404 of the Code.
          (i) Except as set forth on Section 4.11(i) of the Company Disclosure Letter, no Acquired Company has any obligation to provide health, accident, disability, life insurance or death benefits with respect to any Personnel of any Acquired Company, or the spouses, dependents or beneficiaries of any of Personnel, beyond the termination of employment or service of any such Personnel, whether under a Company Plan or otherwise, other than continuation coverage as may be required under Section 4980B of the Code, Part 6 of Title I of ERISA or any similar state or local Law.
          (j) Each Acquired Company has timely filed all requisite governmental reports, documents and notices (which were true, correct and complete in all material respects as of the date filed) with respect to each Company Plan, including any required audit reports, and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each Company Plan, in accordance with all applicable Laws.
          (k) Except as set forth in Section 4.11(k) of the Company Disclosure Letter, each Acquired Company has previously administered and shall continue to administer all of its “nonqualified deferred compensation plans” (within the meaning of Code Section 409A) (each, a “409A Plan”) to be in compliance in all material respects with the requirements of Code Section 409A and the regulations and guidance promulgated thereunder, to the extent applicable.
          (l) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no individual who has been classified by the Company or any of its Subsidiaries as a non-employee (such as an independent contractor, leased employee or consultant) could reasonably be expected to have a claim against the Company or its Subsidiaries, as applicable, for eligibility to participate in any Company Plan.
          (m) Except as set forth on Section 4.11(m) of the Company Disclosure Letter, to the knowledge of the Company, no Company Plan is subject to the laws of any jurisdiction outside of the United States or provides compensation or benefits to any Personnel (or any dependent thereof) that are subject to the laws of any jurisdiction outside of the United States.
     Section 4.12 Labor Matters.
          (a) The Company has made available to Parent a list of the name of each officer, employee and consultant of each Acquired Company (organized by Acquired Company) together with each such person’s position or function, annual current rate of compensation, and any entitlement to bonus, commission, severance or other additional compensation. The Company has made available to Parent complete and accurate copies of each written employment, consulting, compensation or similar agreement to which the Company is a party.

          (b) All employment manuals and employment handbooks that are applicable to the employees of any Acquired Company are listed in Section 4.12(b) of the Company Disclosure Letter.
          (c) Neither the Company nor any of its Subsidiaries is a party to, or is bound by, any collective bargaining agreement with any labor union or labor organization. To the knowledge of the Company, there is no application for certification of a collective bargaining agent. There is no labor dispute, strike, work stoppage or lockout, or, to the knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any of its Subsidiaries.
          (d) The Company has complied in all material respects with all Laws applicable to it relating to the hiring of employees and the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other Taxes, and each independent contractor of an Acquired Company is properly classified as an independent contractor in accordance with all Laws, with immaterial exceptions.
          (e) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) no Acquired Company is delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation, and (ii) there is no unfair labor practice complaint against Company pending before the National Labor Relations Board or any other Governmental Entity.
          (f) To the knowledge of the Company, no Acquired Company’s employees is bound by any agreement with any other Person that is violated by such employee performing the services he or she is currently performing for any Acquired Company.
     Section 4.13 Environmental Matters.
          (a) Except as set forth in the environmental assessments disclosed on Section 4.13 of the Company Disclosure Letter: (i) the Company and each of its Subsidiaries are in compliance with all applicable Environmental Laws, and possess and are in compliance with all applicable Environmental Permits required under such Environmental Laws to operate as they currently operate; (ii) to the knowledge of the Company, there are no Materials of Environmental Concern (as defined in Section 4.13(b) hereof) at any property owned or operated by the Company or any of its Subsidiaries, except under circumstances that are not reasonably likely to result in liability of the Company or any of its Subsidiaries under any applicable Environmental Laws (as defined in Section 4.13(c)(i) hereof); (iii) neither the Company nor any of its Subsidiaries has received any written notification alleging that it is liable for, or request for information pursuant to Section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act or similar state statute, concerning any release or threatened release of Materials of Environmental Concern at any location; (iv) to the knowledge of the Company, no facts or circumstances exist which would reasonably be expected to give rise to liabilities with respect to a release or threatened release of Materials of Environmental Concern; and (v) neither the Company nor any of its Subsidiaries has received any written notice, claim or complaint, or is currently subject to any proceeding, relating to noncompliance with Environmental Laws or any other liabilities pursuant to Environmental Laws, and to the knowledge of the Company, no such matter has been threatened in writing. No Acquired Company (excluding for this purpose any Subsidiaries of the Company prior to the time owned by the Company) has installed any underground storage tanks at any premises used by it, nor has any Acquired Company (excluding for this purpose any Subsidiaries of the Company prior to the time owned by the Company) used any underground storage tanks thereat and, to the Company’s knowledge, there are no underground storage tanks located thereat. There have been no environmental investigations, site assessments, studies, audits, tests, reviews or other analyses conducted by, or that are in the possession of, any Acquired Company in relation to any site or facility now or previously owned, operated or leased by any Acquired Company which have not been delivered or made available to Parent prior to the execution of this Agreement, all of which are listed on Section 4.13 of the Company Disclosure Letter.
          (b) Notwithstanding any other representations and warranties in this Agreement, the representations and warranties in this Section 4.13 are the only representations and warranties in this Agreement with respect to Environmental Laws or Materials of Environmental Concern.
          (c) For purposes of this Agreement, the following terms shall have the meanings assigned below:
               (i) “Environmental Laws” means any Law relating to (A) pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any Law relating to emissions, discharges, releases, threatened releases, containment, removal, remediation, response, cleanup or abatement of Materials of Environmental Concern or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling of or exposure of any individual to Materials of Environmental Concern and (B) occupational safety or health matters.
               (ii) “Environmental Permits” means all permits, licenses, registrations and other authorizations currently required under applicable Environmental Laws.
               (iii) “Materials of Environmental Concern” means all chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is currently regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.
     Section 4.14 Taxes. Except as set forth on Section 4.14 of the Company Disclosure Letter:
          (a) all Tax Returns (as defined in Section 4.14(r)(ii) hereof) required by applicable Law to be filed by or on behalf of the Company or any of its Subsidiaries have been duly and timely filed in accordance with all applicable Laws (after giving effect to any extensions of time in which to make such filings), and all such Tax Returns were, at the time of filing, true, correct, and complete in all material respects;
          (b) true and complete copies of all federal, state, local and foreign Tax Returns of the Company or any of its Subsidiaries for taxable periods ended on or after December 31, 2004 have been made available to Parent prior to the date hereof. Since July 31, 2008, neither the Company nor any of its Subsidiaries has incurred any liability for Taxes not in the ordinary course of business that would result in a material decrease in the net worth of the Company or any such Subsidiary;
          (c) all material Taxes for which the Company or any of its Subsidiaries is or may be liable in respect of taxable periods (or portions thereof) ending on or before the Closing

Date, whether or not shown (or required to be shown) on a Tax Return have been or will be timely paid, or in the case of material Taxes not yet due and payable, sufficient reserve for the payment of all such material Taxes (without regard to deferred tax assets and deferred tax liabilities) is provided on the Company Financial Statements;
          (d) without duplication of Section 4.14(c), the Company and each of its Subsidiaries has duly and timely withheld, collected, paid and reported to the proper Governmental Entity all material Taxes required to have been withheld, collected, paid or reported;
          (e) no Liens for Taxes exist with respect to any assets or properties of the Company or any of its Subsidiaries, except for statutory Liens for Taxes not yet due and payable;
          (f) no material deficiencies for Taxes have been claimed, proposed or assessed against the Company or any of its Subsidiaries by any Taxing or other Governmental Entity, and none of the Company or any of its Subsidiaries has received any notice, or otherwise has any knowledge, of any potential material claim, proposal or assessment against the Company or any of its Subsidiaries for any such deficiency for Taxes. There are no pending or, to the knowledge of the Company, threatened audits, investigations or claims for or relating to any material liability of the Company or any of its Subsidiaries in respect of Taxes, and there are no matters under discussion between the Company or any of its Subsidiaries on the one hand and any Governmental Entity on the other hand with respect to material Taxes. None of the Tax Returns of the Company or any of its Subsidiaries has been or is currently being examined by the IRS or relevant state, local or foreign Taxing authorities. None of the Company or any of its Subsidiaries has entered into a closing agreement pursuant to Section 7121 of the Code;
          (g) to the knowledge of the Company, as of the date hereof, no claim has ever been made by any Taxing authority with respect to the Company or any of its Subsidiaries in a jurisdiction where the Company or such Subsidiary does not file Tax Returns that the Company or such Subsidiary is or may be subject to taxation by that jurisdiction;
          (h) neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. No power of attorney that is currently in force has been granted by the Company or any of its Subsidiaries with respect to any matters relating to Taxes;
          (i) neither the Company nor any of its Subsidiaries has (i) been a member of an affiliated group (within the meaning of Section 1504 of the Code) or an affiliated, combined, consolidated, unitary, or similar group for state or local Tax purposes, other than the group of which the Company is the common parent or (ii) any liability for the Taxes of another Person (other than the Company or any of its Subsidiaries) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise;
          (j) there is no contract, plan or arrangement (written or otherwise) covering any Personnel that, individually or in the aggregate, could give rise to the payment of any amount that will not be deductible by the Company or any of its Subsidiaries under Section 280G of the Code;
          (k) neither the Company nor any of its Subsidiaries has agreed or is required to include in income any material adjustment under either Section 481(a) or Section 482 of the

Code (or an analogous provision of state, local, or foreign law) by reason of a change in accounting method or otherwise;
          (l) neither the Company nor any of its Subsidiaries is a party to any contract, agreement, plan or arrangement relating to allocating or sharing the payment of, indemnity for, or liability for, Taxes with respect to any taxable period;
          (m) neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (x) in the two years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger;
          (n) neither the Company nor any of its Subsidiaries has any deferred income reportable for a period ending after the Closing Date but that is attributable to a transaction (e.g., an installment sale) occurring in, or resulting from a change of accounting method for, a period ending on or prior to the Closing Date;
          (o) none of the indebtedness of the Company or any of its Subsidiaries constitutes (i) “corporate acquisition indebtedness” (as defined in Section 279(b) of the Code) with respect to which any interest deductions may be disallowed under Section 279 of the Code or (ii) an “applicable high yield discount obligation” under Section 163(i) of the Code;
          (p) the Company is not, and has not been, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; and
          (q) neither the Company nor any of its Subsidiaries has engaged in any “listed transaction” within the meaning of Treasury Regulation §1.6011-4(b)(2).
          (r) As used in this Agreement:
               (i) “Taxes” means any and all federal, state, provincial, local or foreign taxes, assessments, impositions, levies and liabilities, of whatever kind or nature imposed by a Governmental Entity, including taxes that are or are based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, gains, franchise, withholding, payroll, recapture, employment, excise, unemployment, insurance, social security, business license, occupation, business organization, stamp, environmental and property taxes, together with all interest, penalties and additions imposed with respect to such amounts. For purposes of this Agreement, Taxes also includes any obligations under any agreements or arrangements with any Person with respect to the liability for, or sharing of, Taxes (including pursuant to Treas. Reg. § 1.1502-6 or comparable provisions of state, local or foreign tax law) and including any liability for Taxes as a transferee or successor, by contract or otherwise.
               (ii) “Tax Returns” means any foreign or domestic (whether national, federal, state, provincial, local or otherwise) return, declaration, statement, report, schedule, information return or other form or document relating to and filed or required to be filed with a Taxing authority in connection with any Tax (including estimated Taxes), and shall include any amendment to any of the foregoing.

     Section 4.15 Contracts.
          (a) Section 4.15(a) of the Company Disclosure Letter identifies each Acquired Company Contract that, as of the date hereof, constitutes a Material Contract. “Acquired Company Contract” shall mean any Contract: (a) to which any of the Acquired Companies is a party; (b) by which any of the Acquired Companies or any asset of any of the Acquired Companies is bound or under which any of the Acquired Companies has any obligation; or (c) under which any of the Acquired Companies has any right or interest. For purposes of this Agreement, each of the following shall be deemed to constitute a “Material Contract”:
               (i) any Acquired Company Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;
               (ii) any Acquired Company Contract relating to the acquisition, transfer, development, sharing or license of any material Intellectual Property of any Acquired Company (except for Intellectual Property that is licensed to the Acquired Companies under any third party software license generally available to the public at a cost of no more than $25,000, or any Intellectual Property that is licensed by any of the Acquired Companies to any Person on a non-exclusive basis);
               (iii) any Acquired Company Contract imposing any restriction on the right or ability of any Acquired Company to (A) compete with any other Person, (B) acquire any material product or other material asset or any services from any other Person, sell any material product or other material asset to or perform any services for any other Person or transact business or deal in any other manner with any other Person, (C) develop or distribute any material Intellectual Property, (D) make, use or sell any current products or products under development, or (E) acquire any capital stock or other security of any Person;
               (iv) any agreement (or group of related agreements) under which any Acquired Company has created, incurred, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation or under which it has imposed an Lien on any of its assets, tangible or intangible;
               (v) any Acquired Company Contract with respect to the sale, transfer or divestiture of all or any material portion of the assets or equity interests of any Acquired Company; and
               (vi) any Acquired Company Contract relating to the employment of any individual employed by the Company that is at a vice president (or equivalent) level and above, including consultants with substantially equivalent duties, and any Acquired Company Contract pursuant to which any of the Acquired Companies is or may become obligated to make any severance, termination, bonus or relocation payment or any other payment (other than payments in respect of salary), to any Personnel or any Acquired Company Contract which provides for the acceleration of vesting of any options or acceleration of other rights to acquire Shares.
          (b) Each Material Contract is valid and in full force and effect, and is enforceable in accordance with its terms against the Company or one of its Subsidiaries and, to the knowledge of the Company, against the other party thereto. Except as set forth on Section

4.16(b) of the Company Disclosure Letter, the Company has delivered or made available to Parent an accurate and complete copy of each Material Contract.
          (c) Except as set forth on Section 4.16(c) of the Company Disclosure Letter, to the Company’s knowledge, it has not received written notice of any breach of any Material Contract.
     Section 4.16 Insurance. Section 4.16 of the Company Disclosure Letter identifies each insurance policy of the Acquired Companies. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) all material insurance policies of the Company and its Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as management has determined to be prudent in accordance with industry practices and (b) neither the Company nor any of its Subsidiaries is in material breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice, the lapse of time or both, would constitute such a material breach or default, or permit termination or modification of, any of such insurance policies.
     Section 4.17 Properties.
          (a) The Company or one of its Subsidiaries has good title to all the properties and assets reflected in the unaudited balance sheet of the Company as at July 31, 2008 included in the Company SEC Documents as being owned by the Company or one of its Subsidiaries or acquired after the date thereof that are material to the Company’s business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Liens, except (i) statutory Liens securing payments not yet due or the amount or validity of which is being contested in good faith by appropriate proceedings, (ii) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, (iii) Liens permissible under any applicable loan agreements and indentures and (iv) such imperfections or irregularities or title, easements, rights of way and other Liens, whether or not of record, that do not materially affect the use of the properties or assets subject thereto for the purposes for which they are currently being used (the Liens in the immediately preceding clauses (i) through (iv), collectively, “Permitted Liens”). The Company or one of its Subsidiaries is the lessee of all leasehold estates reflected in the unaudited balance sheet of the Company as at July 31, 2008 included in the Company SEC Documents or acquired after the date thereof that are material to the Company’s business on a consolidated basis (except for leases that have expired by their terms since the date thereof or been assigned, terminated or otherwise disposed of in the ordinary course of business consistent with past practice) and is in possession of the properties purported to be leased thereunder, and each such lease is valid without material default thereunder by the lessee or, to the Company’s knowledge, the lessor.
          (b) Section 4.17(b) of the Company Disclosure Letter sets forth a true, correct and complete list of all leases, subleases and other agreements under which any Acquired Company uses or occupies or has the right to use or occupy, now or in the future, any real property (the “Real Property Leases”). The Company has provided or made available to Parent true, correct and complete copies of all Real Property Leases (including all modifications, amendments, supplements, waivers and side letters thereto). Each Real Property Lease is valid, binding and in full force and effect, and all rent and other sums and charges payable by any Acquired Company as tenants thereunder are current in all material respects. No termination event or condition or uncured default of a material nature on the party of any Acquired Company or, to the Company’s knowledge, the landlord thereunder exists under any Real Property Lease. Each Acquired Company has a good and valid leasehold interest in each parcel of real property leased by it free and clear of all Liens, except Permitted Liens.
     Section 4.18 Intellectual Property.
          (a) Section 4.18(a) of the Company Disclosure Letter sets forth a true and complete list of all trademarks, trademark applications, material common law marks, service marks or tradenames, patents, patent applications, material copyrights, applications to register copyright and domain names owned by the Company or any of its Subsidiaries on the date hereof and that are material to the businesses of the Company and its Subsidiaries, taken as a whole (collectively, “Company IP”). Except as set forth in Section 4.18(a) of the Company Disclosure Letter, all Company IP is owned by the Company or one of its Subsidiaries free and clear of all Liens, except Permitted Liens. Except as set forth in Section 4.18(a) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has received any written notice or claim in the year prior to the date hereof challenging the validity or enforceability of any Company IP that remains pending or unresolved.
          (b) Each of the Company and its Subsidiaries has taken commercially reasonable steps to maintain the confidentiality of all information of the Company or its Subsidiaries that derives material economic value (actual or potential) from not being generally known to other persons who can obtain economic value from its disclosure or use, including taking commercially reasonable steps to safeguard any such information that is accessible through computer systems or networks.
          (c) Except as set forth in Section 4.18(c) of the Company Disclosure Letter, to the knowledge of the Company, (i) the Company and its Subsidiaries are not infringing upon or misappropriating any patents, copyrights, trademarks, trade secrets or other intellectual property (“Intellectual Property”) of any third party in connection with the conduct of their respective businesses, and neither the Company nor any of its Subsidiaries has received in the year prior to the date hereof any written notice or claim asserting that any such infringement or misappropriation is occurring, (ii) except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no third party is misappropriating or infringing any Intellectual Property owned by the Company or any of its Subsidiaries and (iii) to the knowledge of the Company, no Intellectual Property owned by the Company or any of its Subsidiaries is subject to any outstanding order, judgment, decree or stipulation restricting or limiting in any material respect the use or licensing thereof by the Company or any of its Subsidiaries.
     Section 4.19 Rights Plan. The rights under the Amended and Restated Rights Agreement, dated as of February 22, 2000, between the Company and Computershare Trust Company, N.A., as rights agent, expired as of October 5, 2008.
     Section 4.20 Brokers. Other than KSA, and except as set forth on Section 4.20 of the Company Disclosure Letter, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.
     Section 4.21 Certain Practices. None of the Acquired Companies, or any director, officer, employee or agent of any Acquired Company, has, (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (b) established or maintained any unlawful or unrecorded funds in violation of Section 30A of the Exchange Act or accepted or received any unlawful contributions, payments, gifts or expenditures, (c) made any direct or indirect unlawful payment to any U.S. or non-U.S. government official or employee from corporate funds or to any U.S. or non-U.S. political parties or campaigns, (d) violated or is in violation of any applicable export control, money laundering or anti-terrorism Law, or any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable Law of similar effect, or (e) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.
     Section 4.22 Takeover Statutes. Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 5.9, the Company Board has taken or will take all actions necessary to exempt the Offer, the Merger, this Agreement and the transactions contemplated hereby under Section 203 of the DGCL.
     Section 4.23 Fairness Opinion. The Company Board has received the opinion of KSA, financial advisor to the Company, to the effect that, as of the date of such opinion, the Offer Price is fair, from a financial point of view, to the Company’s stockholders (other than as may be set forth in such opinion). The Company will furnish an accurate and complete copy of such opinion to Parent solely for informational purposes on the date hereof or the day after.
     Section 4.24 Complete Copies. Except as set forth on Section 4.24 of the Company Disclosure Letter, the Company has delivered or made available true and complete copies of each document (or summaries of same) that have been requested by Parent, Merger Sub or its counsel and all documents listed on the Company Disclosure Letter.
     Section 4.25 Exclusivity of Representations or Warranties. Neither the Company nor any of its Affiliates or Representatives is making any representation or warranty on behalf of the Company of any kind or nature whatsoever, oral or written, express or implied (including, but not limited to, any relating to financial condition, results of operations, assets or liabilities of the Company and its Subsidiaries), except as expressly set forth in this Agreement (as qualified by the introductory paragraph to Article IV and the Company Disclosure Letter), and the Company hereby disclaims any such other representations and warranties. Without limiting the express representations and warranties in this Article IV, and without limiting the broad nature of the disclaimer set forth in the prior sentence, no representation or warranty is being made as a result of the Company making available to Parent and Merger Sub any management presentations, information, documents, projections, forecasts and other material in a “data room” or otherwise.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF
PARENT AND MERGER SUB
     Except as set forth in the Disclosure Letter delivered by Parent to the Company prior to the execution and delivery of this Agreement (the “Parent Disclosure Letter”) (it being agreed that disclosure of any information in a particular section or subsection of the Parent Disclosure Letter shall be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such information is reasonably apparent on its face), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

     Section 5.1 Organization, Standing and Power.
          (a) Each of Parent and Merger Sub (i) is a corporation duly formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, (ii) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for any such failures that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. For purposes of this Agreement, “Parent Material Adverse Effect” means any event, change, occurrence, effect or state of facts that would prevent, materially delay or materially impede the performance by Parent or Merger Sub of its obligations under this Agreement or the consummation of the Offer, the Merger and the other transactions contemplated hereby.
          (b) Parent has previously furnished to the Company a true and complete copy of the certificate of incorporation and bylaws (or comparable charter documents) of each of Parent and Merger Sub, in each case as amended to the date of this Agreement, and each as so delivered is in full force and effect. Neither Parent nor Merger Sub is in violation of any provision of its certificate of incorporation or bylaws (or comparable charter documents) in any material respect.
     Section 5.2 Authority. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by the boards of directors of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to approve this Agreement or to consummate the transactions contemplated hereby, subject in the case of the consummation of the Merger, to the filing of the Certificate of Merger with the Secretary of State of the State of Delaware as required by the DGCL. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of the Parent and Merger Sub, enforceable against each of them in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).
     Section 5.3 No Conflict; Consents and Approvals.
          (a) The execution, delivery and performance of this Agreement by Parent and Merger Sub, and the consummation by Parent and Merger Sub of the transactions contemplated hereby, do not and will not (i) conflict with or violate the certificate of incorporation or bylaws (or comparable charter documents) of Parent or Merger Sub, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (v) of subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any Law applicable to Parent or Merger Sub or by which any of their respective properties are bound or (iii) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default), or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties are bound, except, in the case of clauses (ii) and (iii) of this paragraph, for any such conflict, breach, violation, default, loss, right or other occurrence that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
          (b) The execution, delivery and performance of this Agreement by Parent and Merger Sub, and the consummation by Parent and Merger Sub of the transactions contemplated hereby, do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except for (i) such filings as required under applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, and under state securities and “blue sky” laws, (ii) the filings required under the HSR Act and any filings required under Foreign Antitrust Laws, (iii) such filings as may be necessary to comply with the applicable requirements of the exchange on which Parent’s ultimate parent entity is traded or under the laws governing such entity, (iv) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL and (v) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
     Section 5.4 Certain Information. The Offer Documents will not, at the respective times that they are first filed with the SEC, amended or supplemented or first published, sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Offer Documents will comply as to form in all material respects with the provisions of the Exchange Act. Notwithstanding anything to the contrary herein, no representation or warranty is made by Parent or Merger Sub with respect to information supplied by any Acquired Company or its Representatives for inclusion therein. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion in, or incorporation by reference into, the Schedule 14D-9 or the Proxy Statement will, at the respective times they are first published, sent or given to the Company’s stockholders and, in the case of the Proxy Statement, at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.
     Section 5.5 Litigation. Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (a) there is no Action pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries or any of their respective properties by or before any Governmental Entity and (b) neither Parent nor any of its Subsidiaries nor any of their respective properties is or are subject to any judgment, order, injunction, rule or decree of any Governmental Entity.
     Section 5.6 Ownership and Operations of Merger Sub. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.001 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned directly or indirectly by Parent.

     Section 5.7 Financing. Parent has, and will have as of the respective dates of consummation of the Offer, the Merger and the other transactions contemplated hereby, sufficient funds to consummate the Offer, the Merger and the other transactions contemplated hereby on the terms and subject to the conditions set forth herein.
     Section 5.8 Vote/Approval Required. No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve this Agreement or the Merger or the other transactions contemplated hereby. The vote or consent of Parent as the sole stockholder of Merger Sub (which shall have occurred prior to the Effective Time) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement or the Merger or the other transactions contemplated hereby.
     Section 5.9 Ownership of Shares. Neither Parent nor Merger Sub nor any of Parent’s Affiliates owns (directly or indirectly, beneficially or of record) any Shares or holds any rights to acquire or vote any Shares except pursuant to this Agreement.
     Section 5.10 Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub, which fee or commission or portion thereof may become an obligation of one or more of the Acquired Companies.
     Section 5.11 No Other Representations or Warranties. Parent and Merger Sub each acknowledges and agrees that neither the Company nor any other Person is making any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating to the Company or any of its Subsidiaries, except as expressly set forth in Article IV, and that the Company hereby specifically disclaims any such other representations or warranties.
     Section 5.12 Access to Information. Parent and Merger Sub each acknowledges and agrees that it (a) has had an opportunity to discuss and ask questions regarding the business of the Company and its Subsidiaries with the management of the Company, (b) has had access to the books and records of the Company and such other information as it has desired or requested to review and (c) has conducted its own independent investigation of the Company and its Subsidiaries and the transactions contemplated hereby, and has not relied on an representation or warranty by any Person regarding the Company and its Subsidiaries, except as expressly set forth in Article IV.
ARTICLE VI
COVENANTS
     Section 6.1 Conduct of Business of the Company.
          (a) The Company covenants and agrees that, during the period from the date hereof until the Effective Time, except (i) as contemplated or permitted by this Agreement, (ii) as disclosed in Section 6.1 of the Company Disclosure Letter, (iii) as required by applicable Law or (iv) if Parent otherwise consents in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each of its Subsidiaries to use, commercially reasonable efforts to conduct its business in the ordinary course of business, to be in compliance with the terms of all Material Contracts, insurance policies and applicable Laws, to preserve substantially intact its business organization and to preserve its current relationships (and goodwill) with customers, suppliers, lessors, creditors, employees, consultants,

Directors and other Persons with which it has material business relations; provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 6.1(b) shall be deemed a breach of this sentence unless such action constitutes a breach of such provision of Section 6.1(b); provided, further, that if the Company Board reasonably determines that it is advisable for liquidity purposes, then the Company may issue debt securities, enter into a loan agreement or otherwise incur indebtedness for borrowed money (A) under the Company’s credit facilities as of the date hereof and (B) to the extent that the availability under such credit facilities are insufficient, to, with or from third parties provided that Parent shall have the right of first refusal with respect thereto pursuant to Section 6.1(c).
          (b) Between the date of this Agreement and the Effective Time, except (i) as contemplated or permitted by this Agreement, (ii) as disclosed in Section 6.1 of the Company Disclosure Letter, (iii) as required by applicable Law, or (iv) if Parent otherwise consents in writing (which consent shall not be unreasonably withheld, conditioned or delayed), neither the Company nor any of its Subsidiaries shall:
               (i) amend or permit the adoption of any amendment to any of the Company Constituent Documents of any Acquired Company;
               (ii) issue, deliver, sell, pledge, dispose of or encumber any shares of capital stock, or grant to any Person any right or security to acquire any shares of its capital stock, except pursuant to the exercise of Company Stock Options or the vesting of Unvested Restricted Stock Grants in accordance with their terms;
               (iii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for any dividend or distribution by a Subsidiary of the Company to the Company or to other Subsidiaries);
               (iv) adjust, split, combine, redeem, repurchase or otherwise acquire any shares of capital stock of the Company (except in connection with the cashless exercises or similar transactions pursuant to the exercise of Company Stock Options or settlement of Unvested Restricted Stock Grants or other awards or obligations outstanding as of the date hereof or permitted to be granted after the date hereof), or reclassify, combine, split, subdivide or otherwise amend the terms of its capital stock;
               (v) except as contemplated by Section 3.2 and except with respect to the acceleration of Company Stock Options or Unvested Restricted Stock Grants by the Company, amend or waive any of its rights under any provision of any Company Option Plans, any provision of any agreement evidencing any outstanding stock option or any restricted stock purchase agreement;
               (vi) (A) acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any material assets, other than purchases of inventory and other assets in the ordinary course of business or pursuant to existing Contracts, or (B) sell or otherwise dispose of (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any material assets, other than sales or dispositions of inventory and other assets in the ordinary course of business or pursuant to existing Contracts;
               (vii) other than in the ordinary course of business consistent with past practice, other than would not reasonably be expected to increase the net expenses or lower the net revenues of the Acquired Companies by more than $100,000 in the aggregate per annum and other than Contracts entered into pursuant to Section 6.1(c), enter into, materially amend or terminate any Material Contract;
               (viii) make any capital expenditure outside the ordinary course of business or make any single capital expenditure in excess of $75,000; provided, however, that the maximum amount of all capital expenditures made on behalf of the Acquired Companies from the date hereof until the Effective Time shall not exceed $300,000 in the aggregate;
               (ix) acquire, lease or license any right or other asset from any other Person or sell or otherwise dispose of, or lease or license, any right or other asset to any other Person (except in each case for assets acquired, leased, licensed or disposed of by any Acquired Company in the ordinary course of business and not having a value, or not requiring payments to be made or received, in excess of $75,000 individually, or $300,000 in the aggregate), or waive or relinquish any material right;
               (x) (A) make any loans, advances or capital contributions to, or investments in, any other Person (other than a Subsidiary of the Company), or (B) assume, guarantee, endorse or otherwise become liable or responsible for the indebtedness or other obligations of another Person (other than a guaranty by the Company on behalf of its Subsidiaries), in each case, (1) in excess of $50,000 individually or $250,000 in the aggregate, (2) other than in the ordinary course of business consistent with past practice, (3) other than pursuant to loan agreements to which the Company or any of its Subsidiaries is a party as of the date hereof and (4) other than pursuant to Contracts entered into pursuant to Section 6.1(c);
               (xi) except to the extent required by applicable Law (including Section 409A of the Code), as contemplated by Section 6.8 or as consistent with past practice: (A) increase the compensation or benefits of any Director or individual employed by the Company that is at a vice president (or equivalent) level and above, including consultants with substantially equivalent duties or (B) amend or adopt any compensation or benefit plan including any pension, retirement, profit-sharing, bonus or other employee benefit or welfare benefit plan (other than any such adoption or amendment that does not increase the cost to the Company or any of its Subsidiaries of maintaining the applicable compensation or benefit plan) with or for the benefit or its employees or Directors; provided, however, that the Acquired Companies may make regularly scheduled bonus payments and increase the amount of wages paid to employees in the ordinary course of business and consistent with past practices so long as (1) the total bonuses (excluding payments under the Company’s Management Change in Control Plan) for all employees and consultants do not exceed $250,000, (2) the total base pay increase for all employees and consultants does not exceed $250,000, and (3) no individual receives a base pay increase in excess of 15%.
               (xii) hire any employee or consultant receiving annual compensation in excess of $100,000;
               (xiii) make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to any Acquired Company, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to any Acquired Company, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action could have the effect of materially increasing the Tax liability of any Acquired Company for any period ending after July 31, 2008 or decreasing any Tax attribute of any Acquired Company existing on July 31, 2008;
               (xiv) implement or adopt any material change in its methods of accounting, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;
               (xv) other than Contracts entered into pursuant to Section 6.1(c), enter into any material transaction or take any other material action outside the ordinary course of business and inconsistent with past practices;
               (xvi) compromise, settle or agree to settle any Action (including any Action relating to this Agreement or the transactions contemplated hereby), or consent to the same, other than compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve only the payment of money damages (A) not in excess of $50,000 individually or $250,000 in the aggregate or (B) consistent with the reserves reflected in the Company’s balance sheet at July 31, 2008; or
               (xvii) agree to take any of the actions described in Sections 6.1(b)(i) through 6.1(b)(xvi).
          (c) If, prior to the Effective Time, the Company Board proposes to enter into a definitive agreement with a third party for a transaction described in the second proviso of Section 6.1(a), then the Company shall provide written notice thereof to Parent, which notice shall include the material terms of such proposed transaction. During the five (5) Business Day period thereafter, Parent shall have the right to require the Company to instead enter into a definitive agreement with Parent on terms substantially identical to those described in such written notice. If the Company and Parent have not entered into such a definitive agreement by the end of such five (5) Business Day period (other than as a result of a breach by the Company of its obligations pursuant to the prior sentence), then the Company shall have the right to enter into a definitive agreement with such third party within the ensuing five (5) Business Days, on terms substantially identical to those described in the written notice provided by the Company.
     Section 6.2 Conduct of Business of Parent and Merger Sub Pending the Merger. From and after the date hereof and prior to the Effective Time, and except as may otherwise be required by applicable Law, each of Parent and Merger Sub agrees that it shall not, directly or indirectly, take any action that is intended to or that would reasonably be expected to (a) materially adversely affect or materially delay the ability of Parent or Merger Sub to obtain any necessary approvals of any Governmental Entity necessary for the consummation of the transactions contemplated hereby or to perform its covenants or agreements set forth herein, (b) cause its representations and warranties set forth in Article V to be untrue in any material respect or (c) otherwise, individually or in the aggregate, have a Parent Material Adverse Effect.
     Section 6.3 No Control of Other Party’s Business. Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
     Section 6.4 Acquisition Proposals.
          (a) Following the date hereof, each Acquired Company shall (i) immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Acquisition Proposal, (ii) request the prompt return or destruction of all confidential information previously furnished and (iii) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement to which any Acquired Company or any of its Affiliates or Representatives is a party with respect to any Acquisition Proposal, and shall use commercially reasonable efforts to enforce the provisions of any such agreement.
          (b) No Acquired Company, nor any director, officer, employee, investment banker, financial advisor, attorney, accountant or other advisor, agent or representative (collectively, “Representatives”) of any Acquired Company, shall directly or indirectly, (i) solicit, initiate, or knowingly encourage or knowingly induce the making, submission or announcement of any inquiries or the making of any proposal or offer related to an Acquisition Proposal, (ii) furnish any information regarding any of the Acquired Companies to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that would reasonably be expected to lead to an Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal (other than to state that they currently are not permitted to have discussions), (iv) approve, endorse or recommend any Acquisition Proposal, (v) make or authorize any statement, recommendation or solicitation in support of any Acquisition Proposal or (vi) enter into any letter of intent or similar document or any Contract having a primary purpose of effectuating, or which would reasonably be expected to effect, any Acquisition Proposal.
          (c) Notwithstanding anything to the contrary in Section 6.4, if at any time following the date of this Agreement and prior to consummation of the Offer, (i) the Company receives a written Acquisition Proposal that the Company Board believes in good faith to be bona fide, (ii) such Acquisition Proposal was unsolicited and did not otherwise result from a breach of this Section 6.4, (iii) the Company Board determines in good faith (after consultation with outside counsel and its financial advisor) that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal (as defined in Section 6.4(f)(iii) hereof) and (iv) the Company Board determines in good faith (after consultation with outside counsel) that the failure to take the actions referred to in clause (x) or (y) of this Section 6.4(c) would constitute a breach of its fiduciary duties to the stockholders of the Company under applicable Law, then the Company may (x) furnish and make available information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal pursuant to an Acceptable Confidentiality Agreement; provided, that any non-public information provided or made available to any Person given such access shall have been previously provided or made available to Parent or shall be provided or made available to Parent prior to or substantially concurrently with the time it is provided or made available to such Person (and in any event within one (1) Business Day of being provided or made available to such Person), and (y) participate in discussions or negotiations with the Person making such Acquisition Proposal regarding such Acquisition Proposal. The Company shall promptly (and in no event later than one (1) Business Day after receipt by the Company) advise Parent in writing of any inquiry or proposal or offer related to an Acquisition Proposal or any request for nonpublic information relating to any of the Acquired Companies other than requests not reasonably expected to be related to an Acquisition Proposal (including the identity of the Person making or submitting such Acquisition Proposal or request, and the terms thereof) that is made or submitted by any Person prior to the Effective Time.
          (d) Neither the Company Board nor any committee thereof shall (i) (A) withdraw (including by taking a neutral stance) the approval, recommendation or declaration of advisability by the Company Board or any such committee of this Agreement, the Merger or any of the other transactions contemplated hereby, (B) adopt, approve, recommend, endorse or otherwise declare advisable the adoption of any Acquisition Proposal or (C) resolve, agree or propose to take any such actions (each such action set forth in this Section 6.4(d) being referred to herein as an “Adverse Recommendation Change”), (ii) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement related to an Acquisition Proposal (each, an “Alternative Acquisition Agreement”) or (iii) resolve, agree or propose to take any such actions. Notwithstanding the foregoing, at any time prior to consummation of the Offer, if the Company Board determines in good faith (after consultation with outside counsel) that the failure to do so would result in a breach of its fiduciary duties to the stockholders of the Company under applicable Law, then the Company Board may (x) make an Adverse Recommendation Change or (y) solely in response to a Superior Proposal received after the date hereof that did not otherwise result from a breach of this Section 6.4, cause the Company to terminate this Agreement pursuant to Section 8.1(d)(ii) (including payment of the Termination Fee, as defined in Section 8.3(c)(ii) hereof) and substantially concurrently enter into a binding Alternative Acquisition Agreement with respect to such Superior Proposal.
          (e) Nothing contained in this Section 6.4 shall prohibit the Company from taking and disclosing a position contemplated by Rule 14e-2(a) and 14d-9 under the Exchange Act.
          (f) For purposes of this Agreement:
               (i) “Acceptable Confidentiality Agreement” means a customary confidentiality agreement containing terms substantially similar to, and no less favorable to the Company than, those set forth in the Confidentiality Agreement (as defined in Section 6.6(b) hereof); provided, that such confidentiality agreement shall not prohibit compliance with any of the provisions of this Section 6.4.
               (ii) “Acquisition Proposal” means any inquiry, proposal or offer from any Person or group of Persons (other than Parent and its Affiliates) relating to, or that is reasonably likely to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of transactions, including any merger, reorganization, consolidation, tender offer, self-tender, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction, (A) of assets or businesses of the Company and its Subsidiaries that generate fifteen percent (15%) or more of the net revenues or net income or that represent fifteen percent (15%) or more of the total assets (based on fair market value), of the Company and its Subsidiaries, taken as a whole, immediately prior to such transaction, (B) of fifteen percent (15%) or more of any class of capital stock, other equity security or voting power of the Company or any resulting parent company of the Company or (C) involving the Company or any of its Subsidiaries, individually or taken together, whose businesses constitute fifteen percent (15%) or more of the net revenues, net income or total assets (based on fair market value) of the Company and its Subsidiaries, taken as a whole, immediately prior to such transaction, in each case other than the transactions contemplated by this Agreement.
               (iii) “Superior Proposal” means any unsolicited bona fide binding written Acquisition Proposal for at least 80% of the outstanding equity interests in the Company or more than 80% of the consolidated assets of the Company and its Subsidiaries, in either case, that the Company Board determines in good faith (after consultation with outside counsel and its financial advisor), taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal, including the financing terms thereof, (A) is more favorable to the stockholders of the Company from a financial point of view than the transactions contemplated by this Agreement and (B) is reasonably likely of being completed on the terms proposed on a timely basis.
     Section 6.5 Preparation of Proxy Statement; Stockholders’ Meeting.
          (a) If approval of the Company’s stockholders is required by applicable Law to consummate the Merger, then as promptly as practicable following the purchase of Shares pursuant to the Offer (but in any event within fifteen (15) Business Days after the date thereof, the Company shall file a Proxy Statement with the SEC in preliminary form as required by the Exchange Act, and shall use all commercially reasonable efforts to have the Proxy Statement cleared by the SEC. The Company shall obtain and furnish the information required to be included in the Proxy Statement, shall provide Parent and Merger Sub with any comments that may be received from the SEC or its staff with respect thereto, shall respond promptly to any such comments made by the SEC or its staff with respect to the Proxy Statement, and shall cause the Proxy Statement in definitive form to be mailed to the Company’s stockholders at the earliest practicable date. If at any time prior to obtaining the Company Stockholder Approval, the Company or Parent discovers that any information relating to the Offer, the Merger, the Company, Parent, Merger Sub or any of their respective Affiliates, directors or officers should be set forth in an amendment or supplement to the Proxy Statement so that such document would not contain any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, then (i) the party that discovers such information shall promptly notify the other parties hereto, (ii) the Company shall promptly file with the SEC an appropriate amendment or supplement describing such information, and (iii) the Company, to the extent required by applicable Law, shall disseminate such amendment or supplement to the stockholders of the Company. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall give Parent, Merger Sub and their counsel a reasonable opportunity to review and comment on such document or response and shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent, Merger Sub and their counsel.
          (b) If approval of the Company’s stockholders is required by applicable Law to consummate the Merger, then as promptly as practicable following the consummation of the Offer, except in the case of an Adverse Recommendation Change permitted by Section 6.4(d), the Company shall establish a record date for, duly call, give notice of, convene and hold a special meeting of its stockholders (the “Company Stockholders Meeting”) solely for the purpose of obtaining the Company Stockholder Approval. Except in the case of an Adverse

Recommendation Change permitted by Section 6.4(d), the Company, through the Company Board, shall (i) recommend to its stockholders that they adopt this Agreement and the transactions contemplated hereby, (ii) include such recommendation in the Proxy Statement, (iii) cause the Company to use its commercially reasonable efforts to solicit from stockholders of the Company proxies in favor of the Merger, and (iv) take all other action necessary or, in the reasonable opinion of Parent, advisable to secure any vote of stockholders required by the DGCL to effect the Merger. Each of Parent and Merger Sub shall vote all Shares acquired in the Offer (and all Shares otherwise beneficially owned by them or any of their Affiliates as of the applicable record date) in favor of the adoption of this Agreement and the Merger in accordance with applicable Law at the Company Stockholders Meeting. Parent shall vote, or cause to be voted, all of the shares of capital stock of Merger Sub in favor of the adoption of this Agreement and the Merger in accordance with applicable Law.
          (c) Notwithstanding the foregoing clauses (a) and (b), if following the expiration of the Offer (including any Subsequent Offering Period) or the exercise of the Top-Up Option, Parent, Merger Sub or any other direct or indirect Subsidiary of Parent collectively hold at least ninety percent (90%) of the outstanding Shares, then each of Parent, Merger Sub and the Company shall (subject to Section 7.1) take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the consummation of the purchase of Shares without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL.
     Section 6.6 Access to Information; Confidentiality.
          (a) From the date hereof to the Effective Time or the earlier termination of this Agreement, upon reasonable prior written notice, the Company shall, and shall use its commercially reasonable efforts to cause its Subsidiaries, officers, Directors and Representatives to, afford to Parent reasonable access during normal business hours, consistent with applicable Law, to its officers, employees, properties, offices, other facilities and books, records, Tax Returns and work papers, and shall furnish Parent with all financial, operating and other data and information as Parent shall reasonably request. Notwithstanding the foregoing, any such investigation or consultation shall not include any intrusive testing or environmental sampling of any kind (other than at the Company’s facilities in Oceanside, California and any other Phase I analyses that Parent believes is necessary) and shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or its Subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by the employees of the Company or its Subsidiaries of their normal duties. Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would (i) breach any agreement with any third party, (ii) constitute a waiver of the attorney-client or other privilege held by the Company or (iii) otherwise violate any applicable Law.
          (b) Each of Parent and Merger Sub will hold and treat and will cause its Representatives to hold and treat in confidence all documents and information concerning the Company and its Subsidiaries furnished to Parent or Merger Sub in connection with the transactions contemplated by this Agreement in accordance with the Confidentiality Agreement between the Company and Taylor Made Golf Company, Inc. dated as of April 30, 2008 (the “Confidentiality Agreement”), which Confidentiality Agreement shall remain in full force and effect in accordance with its terms.

     Section 6.7 Further Action; Efforts.
          (a) Subject to the terms and conditions of this Agreement, each party will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the transactions contemplated by this Agreement, and no party hereto shall take or cause to be taken any action that would reasonably be expected to prevent, impede or delay the consummation of the transactions contemplated hereby. In furtherance and not in limitation of the foregoing, each party hereto agrees to make, if required, appropriate filings under any Antitrust Law (as defined in Section 6.7(e) hereof), including an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within seven (7) Business Days of the date hereof and to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable, including by requesting early termination of the waiting period provided for in the HSR Act. Parent shall pay all filing fees and other charges for the filings required under the HSR Act by the Company and Parent.
          (b) Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, in connection with the efforts referenced in Section 6.7(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other Antitrust Law, use its commercially reasonable efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) keep the other party reasonably informed of any communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other U.S. or foreign Governmental Entity and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby and (iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any other Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Entity or other Person, give the other party the opportunity to attend and participate in such meetings and conferences. Notwithstanding the foregoing, the Company and Parent may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other side under this Section 6.7(b) as “Antitrust Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside counsel regarding Antitrust Law of the recipient and will not be disclosed by outside counsel to employees, officers, directors or consultants of the recipient or any of its Affiliates unless express permission is obtained in advance from the source of the materials (the Company or Parent, as the case may be) or its legal counsel. Each of the Company and Parent shall cause its respective counsel regarding Antitrust Law to comply with this Section 6.7(b). Notwithstanding anything to the contrary in this Section 6.7(b), materials provided to the other party or its counsel may be redacted to remove references concerning the valuation of the Company and privileged communications.
          (c) In furtherance and not in limitation of the covenants of the parties contained in Sections 6.7(a) and (b), if any objections are asserted with respect to the transactions contemplated hereby under any Antitrust Law or if any suit is instituted (or threatened to be instituted) by the FTC, the DOJ or any other applicable Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any Antitrust Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, each of Parent, Merger Sub and the Company shall use its commercially reasonable efforts to resolve any such objections or suits so as to permit consummation of the transactions contemplated by this Agreement, including (i) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any non-material assets or business of Parent or its Subsidiaries or the Company or its Subsidiaries (including in order to alleviate any requirement to make a required filing under applicable Antitrust Laws of a foreign jurisdiction if the transactions contemplated by this Agreement would be materially delayed otherwise) and (ii) otherwise taking or committing to take any actions that after the Closing would not materially limit the freedom of Parent or its Subsidiaries’ (including the Surviving Corporation’s) freedom of action with respect to, or its ability to retain, one or more of its or its Subsidiaries’ (including the Surviving Corporation’s) businesses, product lines or assets, in each case as may be required in order to resolve such objections or suits; provided, however, that neither the Company nor any of its Subsidiaries nor Parent nor any of its Subsidiaries or Affiliates shall be obligated to, become subject to, or consent or agree to or otherwise take any action with respect to, any requirement, condition, understanding, agreement or order of a Governmental Entity to sell, hold separate, dispose of any assets or conduct or change its business unless such requirement, condition, understanding, agreement or order is binding on the Company or any of its Subsidiaries or on Parent or any of its Subsidiaries or Affiliates, as the case may be, only in the event the Closing occurs.
          (d) Subject to the obligations under Section 6.7(c), in the event that any administrative or judicial Action is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, (i) each of Parent, Merger Sub and the Company shall cooperate in a commercially reasonable manner with each other and use its respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement and (ii) Parent and Merger Sub shall defend, at their cost and expense, any Action or Actions, whether judicial or administrative, that seeks to prohibit, prevent or restrict the consummation of the transactions contemplated by this Agreement.
          (e) For purposes of this Agreement, “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, Foreign Antitrust Laws and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.
     Section 6.8 Employment and Employee Benefits Matters; Other Plans. Without limiting any additional rights that any current or former employee of the Company or any of its Subsidiaries (each, a “Company Employee”) may have under any Company Plan that has been disclosed or made available to Parent as of the date hereof, Parent shall cause the Surviving Corporation and each of its Subsidiaries, to comply with all applicable Laws related to employee benefits.

     Section 6.9 Notification of Certain Matters. The Company and Parent shall promptly notify each other of the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause or is reasonably likely to result in any of the Offer Conditions or the conditions to the Merger set forth in Article VII not being satisfied or satisfaction of those conditions being materially delayed in violation of any provision of this Agreement; provided, however, that the delivery of any notice pursuant to this Section 6.9 shall not (i) cure any breach of, or non-compliance with, any other provision of this Agreement or (ii) limit the remedies available to the party receiving such notice.
     Section 6.10 Indemnification, Exculpation and Insurance.
          (a) Without limiting any additional rights that any employee may have under any agreement or Company Plan that has been disclosed or made available to Parent as of the date hereof, from the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, Parent shall, or shall cause the Surviving Corporation to, indemnify and hold harmless each current (as of the Effective Time) and former officer, director or employee of the Company and its Subsidiaries (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and fees, costs and expenses, including actual attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to (i) the fact that the Indemnified Party is or was an officer, director, employee, fiduciary or agent of the Company or any of its Subsidiaries or (ii) matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable Law and the Company Charter and Company Bylaws as at the date hereof. In the event of any such Action, each Indemnified Party shall be entitled to advancement of expenses incurred in the defense of any Action from Parent or the Surviving Corporation to the fullest extent permitted under applicable Law and the Company Charter and Company Bylaws as at the date hereof within ten (10) Business Days of receipt by Parent or the Surviving Corporation from the Indemnified Party of a request therefor. Notwithstanding anything to the contrary herein (but subject to any superior rights contained in the Company Charter, Company Bylaws or applicable indemnification agreements to which any Acquired Company is a party), prior to making any payment or advance in respect of the indemnification obligations set forth in this Section 6.10, the Person that is requesting such indemnification or advance shall agree to repay such payments or advances if it is ultimately determined that such Person is not entitled to indemnification.
          (b) Except as may be required by applicable Law, Parent and the Company agree that for a period of six (6) years from the Effective Time, all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any Indemnified Party as provided in the certificate of incorporation or bylaws (or comparable organizational documents) of the Company and its Subsidiaries or in any indemnification agreement between such Indemnified Party and the Company or any of its Subsidiaries shall survive the Merger and continue in full force and effect, and for a period of six (6) years from the Effective Time shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party.
          (c) Prior to the Effective Time, Parent shall pay for and cause to be obtained, and to be effective at the Effective Time, one or more prepaid “tail” insurance policies with a claims period of at least six (6) years from the Effective Time with terms and conditions

(including scope and coverage amounts) that are, taken as a whole, at least as favorable as the Company’s and its Subsidiaries’ directors’ and officers’ liability insurance and fiduciary liability insurance policies as of the date hereof, for claims arising from facts or events that occurred on or prior to the Effective Time, covering without limitation the transactions contemplated hereby; provided, that the maximum amount of the one-time premium for such tail policies that Parent shall be required to expend shall not exceed three hundred percent (300%) of the annual premium for such policies for the Company’s current fiscal year; and if such amount is not sufficient to purchase insurance in such maximum amount, then Parent shall purchase such amount of insurance as can be purchased for such amount that is equal to three hundred percent (300%) of the annual premium for such policies for the Company’s current fiscal year. Parent shall cause the Surviving Corporation to comply with its obligations under such policies for the full term of at least six (6) years.
          (d) Notwithstanding anything herein to the contrary, if any Action (whether arising before, at or after the Effective Time) with respect to which an Indemnified Party is entitled to indemnification is instituted against any Indemnified Party on or prior to the sixth anniversary of the Effective Time, then the provisions of this Section 6.10 shall continue in effect until the final disposition of such Action.
          (e) The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. The provisions of this Section 6.10 shall survive the consummation of the Merger and, notwithstanding any other provision of this Agreement that may be to the contrary, expressly are intended to benefit, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives.
          (f) In the event that the Surviving Corporation or Parent or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or Parent, as the case may be, shall succeed to the obligations set forth in this Section 6.10.
     Section 6.11 Rule 16b-3. Prior to the Effective Time, the Company shall use commercially reasonable efforts to take such steps as may be reasonably necessary or advisable hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a Director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.
     Section 6.12 Anti-Takeover Statute. If any anti-takeover statute is or may become applicable to this Agreement (including the Merger and the other transactions contemplated hereby), each of the Company, Parent and Merger Sub and their respective boards of directors shall grant all such approvals and take all such actions as are reasonably necessary so that such transactions may be consummated as promptly as practicable hereafter on the terms contemplated hereby, and otherwise act reasonably to eliminate or minimize the effects of such statute or regulation on such transactions.
     Section 6.13 Public Announcements. Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, to the extent reasonably practicable, consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to this Agreement, the Merger and the other transactions contemplated hereby and shall not issue any such press release or make any public announcement without the prior consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system.
     Section 6.14 Tax Covenants. The Company shall prepare and file or cause to be prepared and filed in a manner consistent with past practice all Tax Returns (whether separate or consolidated, combined, group or unitary Tax Returns that include the Company or any of its Subsidiaries) that are required to be filed (with extensions) on or before the Closing Date; provided, however, that Parent shall have a reasonable opportunity, beginning at least fifteen (15) days prior to the due date thereof, to review and comment on the form and substance of such Tax Return.
ARTICLE VII
CONDITIONS PRECEDENT
     Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The obligation of each party to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:
          (a) Stockholder Approval. The Company Stockholder Approval (if required by applicable Law) shall have been obtained.
          (b) HSR Act; Antitrust. Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act and any other applicable Antitrust Law shall have expired or been terminated without any limitation, restriction or condition that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect (after giving effect to the Merger and the other transactions contemplated by this Agreement).
          (c) No Injunctions or Legal Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition shall be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity that, in any case, prohibits, restrains or makes illegal the consummation of the Merger.
          (d) Purchase of Shares in the Offer. Merger Sub shall have purchased all Shares validly tendered (and not withdrawn) pursuant to the Offer.
ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER
     Section 8.1 Termination. This Agreement may be terminated and the Offer and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company (with any termination by Parent also being an effective termination by Merger Sub):
          (a) by mutual written consent of Parent and the Company;

          (b) by either Parent or the Company:
               (i) if any court of competent jurisdiction or other Governmental Entity has issued a judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement and such judgment, order, injunction, rule, decree or other action shall have become final and nonappealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 8.1(b)(i) shall have used its commercially reasonable efforts to contest, appeal and remove such judgment, order, injunction, rule, decree, ruling or other action in accordance with Section 6.7; or
               (ii) if (A) Merger Sub has not accepted for payment and paid for Shares pursuant to the Offer on or before the Outside Date, (B) the Offer has expired or been terminated in accordance with its terms without Merger Sub having purchased any Shares pursuant thereto or (C) Merger Sub failed to commence the Offer within five (5) Business Days after the date hereof; provided, that a party shall not have the right to terminate this Agreement pursuant to this Section 8.1(b)(ii) if such failure to accept for payment and pay for Shares, to purchase Shares or to commence the Offer is due to such party’s (or an Affiliate’s) material breach of this Agreement;
          (c) by Parent, at any time prior to the purchase of Shares pursuant to the Offer:
               (i) if the Company breached or failed to perform any of its covenants or agreements set forth in this Agreement (other than with respect to a breach of Section 6.4 or 6.5(b), as to which Section 8.1(c)(ii) will apply), or if any representation or warranty of the Company was untrue as of the date hereof, which breach or failure to perform or to be true, individually or in the aggregate (A) would result in the failure of an Offer Condition or of any of the conditions set forth in Article VII and (B) cannot be or has not been cured within fifteen (15) calendar days after the Parent gave written notice to the Company of such breach or failure; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(i) if Parent or Merger Sub is then in material breach of any of its covenants or agreements set forth in this Agreement; or
               (ii) if (A) the Company Board effects an Adverse Recommendation Change, (B) the Company or the Company Board (or any committee thereof) (1) approves, adopts, endorses or recommends any Acquisition Proposal or (2) approves, adopts, endorses or recommends, or enters into or allows the Company or any of its Subsidiaries to enter into, an Alternative Acquisition Agreement, (C) the Company materially breached any of its obligations under Section 6.4 or 6.5(b) or (D) the Company or the Company Board (or any committee thereof) publicly proposes any of the foregoing;
          (d) by the Company, at any time prior to the purchase of Shares pursuant to the Offer:
               (i) if Parent or Merger Sub breached or failed to perform any of its covenants or agreements set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub is untrue, which breach or failure to perform or to be true, individually or in the aggregate (A) has had or would reasonably be expected to have a Parent Material Adverse Effect and (B) cannot be or has not been cured by fifteen (15) calendar days after the Company gave written notice to Parent of such breach or failure; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if it is then in material breach of any of its covenants or agreements set forth in this Agreement; or
               (ii) in accordance with and subject to the terms and conditions of Section 6.4(d); provided, that the Company shall have substantially concurrently with such termination entered into the Alternative Acquisition Agreement.
     Section 8.2 Effect of Termination. In the event of termination of the Agreement, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company, except that the Confidentiality Agreement and the provisions of Section 4.20 and 5.10 (Brokers), Section 6.13 (Public Announcements), this Section 8.2, Section 8.3 (Fees and Expenses), Section 8.4 (Amendment or Supplement), Section 8.5 (Extension of Time; Waiver) and Article IX (General Provisions) of this Agreement shall survive the termination hereof; provided, however, that nothing in this Section 8.2 shall relieve any party from liability for any willful and material breach of any covenant or agreement of such party contained in this Agreement.
     Section 8.3 Fees and Expenses.
          (a) Except as otherwise provided in this Section 8.3, all fees and expenses incurred in connection with this Agreement, the Offer, the Merger and the other transactions contemplated hereby shall be borne and timely paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated, except that the expenses incurred in connection with the filing, printing and mailing of the Offer Documents, the Schedule 14D-9 and the Proxy Statement, and all filing and other fees paid to the SEC or in respect of the HSR Act or foreign antirust filings, in each case in connection with the Offer, the Merger and the other transactions contemplated hereby (other than attorneys’ fees, accountants’ fees and their respective disbursements), shall be borne and timely paid by Parent.
          (b) In the event that:
               (i) (A) an Acquisition Proposal or intention to make an Acquisition Proposal is made directly to the Company’s stockholders, otherwise publicly disclosed or otherwise communicated to senior management of the Company or the Company Board, (B) this Agreement is thereafter terminated by the Company or Parent pursuant to Section 8.1(b)(ii) as a result of the failure (at a time when all other Offer Conditions have been satisfied) of the Minimum Condition to be satisfied after 120 days have elapsed since the commencement of the Offer, or by Parent pursuant to Section 8.1(c)(i), and (C) within twelve (12) months after the date of such termination, a transaction in respect of an Acquisition Proposal referenced in clause (A) is consummated;
               (ii) this Agreement is terminated by Parent pursuant to Section 8.1(c)(ii); or
               (iii) this Agreement is terminated by the Company pursuant to Section 8.1(d)(ii);
then, in any such event, the Company shall pay to Parent the Termination Fee, it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion and that the Termination Fee shall by the exclusive remedy of Parent and Merger Sub with respect to a termination of this Agreement described in Sections 8.3(b)(i)-(iii).

          (c) For purposes of this Section 8.3,
               (i) “Acquisition Proposal” shall have the meaning ascribed thereto in Section 6.4(f)(ii) except that references in Section 6.4(f)(ii) to “15%” shall be replaced by “50%”.
               (ii) “Termination Fee” means an amount equal to $2,000,000.
          (d) Payment of the Termination Fee shall be made by wire transfer of same day funds to the account or accounts designated by Parent (i) on the date of consummation of any transaction contemplated by an Acquisition Proposal in the case of a Termination Fee payable pursuant to Section 8.3(b)(i), (ii) as promptly as reasonably practicable after termination (and, in any event, within five (5) Business Days thereof), in the case of termination by Parent pursuant to Section 8.1(c)(ii) or (iii) concurrently with termination, in the case of a termination by the Company pursuant to Section 8.1(d)(ii).
          (e) In the event that the Company terminates this Agreement pursuant to Section 8.1(d)(i), then Parent shall pay to the Company an amount equal to the aggregate amount of all fees and out-of-pocket expenses (including all attorneys’ fees, accountants’ fees, financial advisory fees and filing fees of any kind) that have been paid or that may become payable on behalf of the Company in connection with the preparation and negotiation of this Agreement and any related agreements or other documents in connection with the Offer, the Merger or any of the other transactions contemplated by this Agreement. Such fees and expenses shall be paid as promptly as reasonably practicable after termination (and, in any event, within five (5) Business Days thereof).
     Section 8.4 Amendment or Supplement. This Agreement may be amended, modified or supplemented by the parties by action taken or authorized by their respective boards of directors at any time prior to the Effective Time, whether before of after the Company Stockholder Approval has been obtained; provided, however, that (a) after Merger Sub has accepted for payment and paid for Shares pursuant to the Offer, no amendment shall be made which decreases the Merger Consideration and (b) after the Company Stockholder Approval has been obtained, no amendment shall be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company without such further approval or adoption. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.
     Section 8.5 Extension of Time; Waiver. At any time prior to the Effective Time, the parties may, by action taken or authorized by their respective boards of directors, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties set forth in this Agreement or any document delivered pursuant hereto or (c) subject to applicable Law, waive compliance with any of the agreements or conditions of the other parties contained herein; provided, however, that after the Company Stockholder Approval has been obtained, no waiver may be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company without such further approval or adoption. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.
ARTICLE IX
GENERAL PROVISIONS
     Section 9.1 Nonsurvival of Representations and Warranties. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, other than those covenants or agreements of the parties which by their terms apply, or are to be performed in whole or in part, after the Effective Time.
     Section 9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, (b) on the first (1st) Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)	if to Parent, Merger Sub or the Surviving Corporation, to:

TaylorMade-adidas Golf Company
5545 Fermi Court
Carlsbad, CA 92008
Attention: William S. Reimus, SVP & GC
Facsimile: (760) 918-6008

with a copy (which shall not constitute notice) to:

Sheppard, Mullin, Richter & Hampton, LLP
650 Town Center Drive, Fourth Floor
Costa Mesa, CA 92626
Attention: Ethan D. Feffer, Esq.
Facsimile: (714) 428-5984

(ii)	if to the Company, to:

Ashworth, Inc.
2765 Loker Avenue West
Carlsbad, California 92008
Attention: Allan Fletcher, Chief Executive Officer
Facsimile: (760) 929-4697

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
3161 Michelson Drive, Suite 1200
Irvine, California 92612
Attention: Mark W. Shurtleff, Esq.
Facsimile: (949) 451-4220
     Section 9.3 Certain Definitions. For purposes of this Agreement:
          (a) “Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person;
          (b) “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York City, New York are authorized by Law or executed order to be closed;
          (c) “control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;
          (d) “knowledge,” (i) with respect to the Company, means the actual knowledge of the persons set forth on Schedule 9.3(d)(i), together with such knowledge as would be imputed to such persons after the exercise of reasonable inquiry, and, (ii) with respect to Parent and Merger Sub, means the actual knowledge of the persons set forth on Schedule 9.3(d)(ii), together with such knowledge as would be imputed to such persons after the exercise of reasonable inquiry;
          (e) “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity; and
          (f) “Subsidiary” means, with respect to any Person, any other Person of which stock or other equity interests having ordinary voting power to elect more than fifty percent (50%) of the board of directors or other governing body are owned, directly or indirectly, by: (i) such first Person, (ii) such first Person and one or more of its Subsidiaries, or (iii) one or more Subsidiaries of such first Person. Subsidiaries of the Company include each Subsidiary of a Subsidiary of the Company and so on all the way down to the lowest tier entity in the consolidated group of entities of which the Company is the ultimate parent.

     Section 9.4 Interpretation. When a reference is made in this Agreement to a Section, Article or Exhibit such reference shall be to a Section, Article or Exhibit of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning set forth in this Agreement. All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified.
     Section 9.5 Entire Agreement. This Agreement (including the Exhibits hereto), the Company Disclosure Letter, the Parent Disclosure Letter and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.
     Section 9.6 Parties in Interest. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, other than (a) with respect to the provisions of Section 6.10 which shall inure to the benefit of the Persons benefiting therefrom who are intended to be third-party beneficiaries thereof, (b) at and after the Effective Time, the rights of the holders of Shares to receive the Merger Consideration in accordance with the terms and conditions of this Agreement, (c) at and after the Effective Time, the rights of the holders of Company Stock Options to receive the payments contemplated by the applicable provisions of Section 3.2 in accordance with the terms and conditions of this Agreement and (d) the right of the Company, on behalf of its stockholders and in its sole and absolute discretion, to pursue damages pursuant to Section 8.2 and other relief, including equitable relief, in the event of Parent’s or Merger Sub’s breach of this Agreement, which rights are hereby acknowledged and agreed by Parent, Merger Sub and the Company.
     Section 9.7 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.
     Section 9.8 Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any other party or its successors or assigns shall be brought and determined in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
     Section 9.9 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void; provided, however, that Merger Sub may assign any or all of its rights, interests and obligations under this Agreement to any direct or indirect wholly owned Subsidiary of Parent, but no such assignment shall relieve Merger Sub of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
     Section 9.10 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the Company (on behalf of itself and on behalf of the holders of Shares as third party beneficiaries under clause (d) of Section 9.6), Parent and Merger Sub shall be entitled to seek specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware), this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.
     Section 9.11 Currency. All references to “dollars” or “$” or “US$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.
     Section 9.12 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

     Section 9.13 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     Section 9.14 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.
     Section 9.15 Facsimile Signature. This Agreement may be executed by facsimile signature or electronically scanned signature and such signatures shall constitute an original for all purposes.
     Section 9.16 No Presumption Against Drafting Party. Each of Parent, Merger Sub and the Company acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.
     Section 9.17 Parent Guarantee. Parent agrees to take all action necessary to cause Merger Sub or the Surviving Corporation, as applicable, to perform all of its respective agreements, covenants and obligations under this Agreement. Parent unconditionally guarantees to the Company the full and complete performance by Merger Sub or the Surviving Corporation, as applicable, of its respective obligations under this Agreement and shall be liable for any breach of any representation, warranty, covenant or obligation of Merger Sub or the Surviving Corporation, as applicable, under this Agreement. This is a guarantee of payment and performance and not of collectibility. Parent hereby waives diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against Merger Sub or the Surviving Corporation, as applicable, protest, notice and all demands whatsoever in connection with the performance of its obligations set forth in this Section 9.17.
[Signature page follows.]

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

TAYLOR MADE GOLF COMPANY, INC.
By:	/s/ Mark King
	Name:	Mark King
	Title:	President & Chief Executive Officer

By:	/s/ William Reimus
	Name:	William Reimus
	Title:	Sr. Vice President & General Counsel

PHX ACQUISITION CORP.
By:	/s/ Frank Dassler
	Name:	Frank Dassler
	Title:	Authorized Signatory

By:	/s/ Klaus Flock
	Name:	Klaus Flock
	Title:	Chief Financial Officer

ASHWORTH, INC.
By:	/s/ Eddie J. Fadel
	Name:	Eddie J. Fadel
	Title:	President

EXHIBIT A
CONDITIONS TO THE OFFER
     Capitalized terms used in this Exhibit A and not otherwise defined shall have the respective meanings assigned thereto in the Agreement and Plan of Merger to which this Exhibit A is attached (the “Merger Agreement”).
     Notwithstanding anything to the contrary in the Offer Documents, but subject to the terms of the Merger Agreement (including Section 1.1(a) thereof), Merger Sub (i) shall not be required (A) to accept for payment or (B) subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Merger Sub’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer and (ii) may delay the acceptance for payment of or payment for Shares or may terminate or amend the Offer, if:
          (a) immediately prior to the expiration of the Offer (for the avoidance of doubt, as the same may be extended pursuant to the terms of the Merger Agreement), there shall not have been validly tendered and not withdrawn a number of Shares that, together with all Shares, if any, then owned by Parent or any of its Subsidiaries, would represent at least a majority of the outstanding Shares on a fully diluted basis on the date of purchase (which means, as of any time, the number of Shares outstanding, together with all Shares that the Company would be required to issue pursuant to the conversion or exercise of all options, rights and securities convertible into or exercisable for Shares or otherwise, including after giving effect to Section 3.2(a), other than potential dilution attributable to the unexercised portion of the Top-Up Option) (the “Minimum Condition”);
          (b) immediately prior to the expiration of the Offer (for the avoidance of doubt, as the same may be extended pursuant to the terms of the Merger Agreement), the applicable waiting period under the HSR Act or other applicable Antitrust Law in respect of the transactions contemplated by the Merger Agreement shall not have expired or been terminated;
          (c) prior to the expiration of the Offer (for the avoidance of doubt, as the same may be extended pursuant to the terms of the Merger Agreement), any of the events described in Section 8.1(c)(ii) have occurred;
          (d) prior to the expiration of the Offer (for the avoidance of doubt, as the same may be extended pursuant to the terms of the Merger Agreement), the Merger Agreement shall have been terminated in accordance with its terms; or
          (e) prior to the expiration of the Offer (for the avoidance of doubt, as the same may be extended pursuant to the terms of the Merger Agreement), any of the following conditions exist:
               (i) any court of competent jurisdiction or other Governmental Entity has issued a judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by the Merger Agreement (which includes any requirement by a Governmental Entity to dispose of any material portion of the business or assets of the Company, other than business or assets of the Company relating to the Callaway License Agreement, or Parent) and such judgment, order, injunction, rule, decree or other action shall have become final and nonappealable; provided, that the party seeking to terminate the Offer pursuant to this paragraph shall have used its commercially reasonable efforts to contest, appeal and remove such judgment, order, injunction, rule, decree, ruling or other action in accordance with Section 6.7 of the Merger Agreement;
               (ii) there shall have been any Law enacted, enforced, promulgated, amended or issued by any Governmental Entity that makes illegal or otherwise prohibits the consummation of the Offer or the Merger;
               (iii) since the date of the Merger Agreement, there occurred a Material Adverse Effect; or
               (iv) (A) the Company failed to comply in any material respect with any of its obligations, covenants or agreements under the Merger Agreement, which failures would reasonably be expected to have a Material Adverse Effect or (B) any representation or warranty of the Company set forth in the Merger Agreement is not true and correct as of the date of the Merger Agreement (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for inaccuracies of representations or warranties the circumstances giving rise to which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
     Subject in each case to the terms of the Merger Agreement and the applicable rules and regulations of the SEC, the foregoing conditions (except for the Minimum Condition and the condition set forth in clause (d) above) are for the sole benefit of Merger Sub and Parent and may be asserted by Merger Sub or Parent, at the applicable times specified above, regardless of the circumstances giving rise to such condition, or may be waived by Merger Sub and Parent in whole or in part at any time and from time to time in their reasonable discretion. The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time, at the applicable times specified above.
     Notwithstanding anything contained in this Exhibit A, neither Parent nor Merger Sub may rely on the failure of any condition set forth herein to be satisfied if such failure was caused by the breach of the Merger Agreement by Parent or Merger Sub, or the failure by Parent or Merger Sub to fulfill any of their respective obligations thereunder.